Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

Dated as of August 13, 2019

By and Among

ILLINOIS BANK & TRUST,

ROCKFORD BANK AND TRUST COMPANY

and

QCR HOLDINGS, INC.

(SOLELY FOR PURPOSES OF THE SECTIONS IDENTIFIED HEREIN)

i

ii

iii

This PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of August 13, 2019, by and among ILLINOIS BANK & TRUST, a state bank organized under the laws of the State of Illinois (“Purchaser”), QCR HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (“Parent”), and ROCKFORD BANK AND TRUST COMPANY, a state bank organized under the laws of the State of Illinois (“Seller”).  Parent is only a signatory to the Agreement for purposes of providing the covenants and agreements set forth in Section 5.5, Section 5.6, Section 8.13(e) and Section 8.18.

WITNESSETH:

WHEREAS, Seller wishes to sell substantially all of its assets to Purchaser and to have Purchaser assume its deposits and certain other specified liabilities upon the terms and subject to the conditions set forth herein;

WHEREAS, Purchaser wishes to purchase such assets and assume such deposits and liabilities upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery hereof, and as a condition to Purchaser’s willingness to enter into this Agreement, Parent, the holder of all of the issued and outstanding shares of capital stock of Seller, has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Seller herein (the “Guarantee”), which Guarantee is set forth as Exhibit A hereto; and

WHEREAS, in order to facilitate an orderly transition, Seller, Parent and Purchaser are, simultaneously herewith, entering into an agreement under which Seller will provide certain deposit operations, cash management and loan accounting services to Purchaser for the consideration and period specified therein, subject to possible extension as provided therein, which agreement is set forth as Exhibit B (the “Transition and Services Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1                                    Certain Definitions and Related Matters.

(a)                                 The terms set forth below are used herein with the following meanings:

“ACH” shall mean Automated Clearing House.

“Accounting Standards” shall have the meaning set forth in Section 6.14.

“Adjusted Tangible Equity” shall mean (i) 0.08, multiplied by (ii) the Tangible Assets.

“Adjustment Payment Date” shall have the meaning set forth in Section 3.3(c).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such first Person.  For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Participation” shall mean any loan participation, or other undivided interest in a loan, purchased by Seller from or through an Affiliate.

“Agreement” shall have the meaning set forth in the preamble.

“ALLL” shall have the meaning set forth in Section 6.16.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(b)(3).

“Assignment and Assumption of Lease” shall have the meaning set forth in Section 3.2(b)(4).

“Assumed Contracts” shall have the meaning set forth in Section 2.5.

“ATMs” shall have the meaning set forth in Section 2.l(a)(2)(B).

“Bates Financial” shall mean Bates Financial Advisors, Inc., a wholly owned subsidiary of Parent.

“Benefit Plans” shall have the meaning set forth in Section 6.8(b).

“Borrowings” means indebtedness of Seller incurred under loan or other agreements that is outstanding as of the Effective Time, including any amounts borrowed from any Federal Home Loan Bank.

“Branch Banking Operations” shall mean the business conducted by Seller (on or prior to the Effective Time) or Purchaser (after the Effective Time), as the case may be, at the Branches based on the assumption that such business is conducted without the Excluded Assets and the Excluded Liabilities.

“Branch Employee Employment Agreements” shall have the meaning set forth in Section 12.8.

“Branch Employees” shall have the meaning set forth in Section 8.13(b).

“Branch Lease” shall have the meaning set forth in Section 2.l(a)(2)(A).

“Branches” shall have the meaning set forth in Section 2.l(a)(2)(A).

“Brokered Deposits” shall mean “brokered deposits” within the meaning of 12 C.F.R. 5337.6.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the State of Illinois are authorized or required to close for regular banking business.

“Call Reports” shall mean Consolidated Reports of Condition and Income of banks that are publicly available on the FDIC’s website.

“Claim Limitation Period” shall have the meaning set forth in Section 5.3(a).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Statement” shall have the meaning set forth in Section 3.2(b)(8).

“COBRA” shall mean the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Coins and Currency” shall mean all petty cash, foreign currency, vault cash, teller cash, ATM cash, and prepaid postage located at the Owned Branch or the Leased Branch as of the Effective Time.

“Comparable Employment” shall mean a position at the same base pay with similar, but not necessarily identical, duties and responsibilities (e.g., reporting relationships may differ) and a workplace that is not more than twenty-five (25) highway miles (one-way) from the Employee’s current workplace.

“Confidential Information” shall mean all information not generally known and proprietary to the party disclosing such information; provided, however, that “Confidential Information” shall not include the following:  (a) information generally available to the public at the time of its disclosure or that subsequently becomes available to the public from sources other than the party receiving such information; (b) information that becomes available to the party receiving the information from a Person that is not the disclosing party and which is not otherwise bound by a confidentiality agreement with the disclosing party; (c) information that is known by the party receiving such information prior to its disclosure by the disclosing party to the party receiving such information; or (d) information that is individually developed by the party receiving the information from the disclosing party.

“Conversion” shall mean the conversion of the Transferred Assets and the Transferred Liabilities to Purchaser’s data processing and similar systems.

“Conversion Date” shall have the meaning set forth in the Transition and Services Agreement.

“CRA” shall mean the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, as amended.

“Deposit Liabilities” shall mean all of Seller’s rights, duties, obligations and liabilities relating to the Deposits (including accrued but unpaid or uncredited interest thereon and uncollected funds related thereto), provided that the “Deposit Liabilities” shall not include (a) deposit liabilities with respect to Deposits of Affiliates of Seller, and (b) deposit liabilities that, by law or contract, cannot either be transferred by Seller or assumed by Purchaser.

“Deposits” shall mean all deposits (as defined in 12 U.S.C. § 1813(1)) made with Seller and recorded on the books of either of the Branches as of the Effective Time that are assumed by Purchaser hereunder, including consumer, business and commercial and private client (a) demand deposits, (b) interest checking accounts, (c) money market accounts, (d) savings deposits, (e) time deposits, (f) deposits relating to debit cards and ATM cards, and (h) IRA deposit liabilities, together in each case with all uncollected funds related thereto and all accrued but unpaid or uncredited interest and fees thereon.  For avoidance of doubt, “Deposits” includes all Brokered Deposits made with Seller and recorded on the books of either of the Branches as of the Effective Time.

“Determination Date” shall be the last day of the month prior to the Closing Date.

“Determination Date Balance Sheet” shall have the meaning set forth in Section 2.1(i).

“Disclosure Schedules” shall mean the schedules delivered by Seller to Purchaser on or prior to the date of this Agreement setting forth, among other things, items of disclosure that are necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements of Seller contained herein.

“Effective Time” shall have the meaning set forth in Section 3.1.

“Employee” shall mean each individual principally employed by Seller or any of its Affiliates in connection with the Branch Banking Operations.

“Environmental Law” shall mean any federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, (a) relating to the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended, from time to time, including the following U.S. federal environmental laws: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act, the Water Pollution Control Act of

1972, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Toxic Substances Control Act and Insecticide, Fungicide and Rodenticide Act, each as amended.

“Environmental Liabilities” means any action, lawsuit, claim, proceeding, investigation, demand, response, damages (including natural resources damages), fine, penalty, judgment, award, settlement, loss, cost or expense (including any financial responsibility for any cleanup costs or corrective actions, including any investigation, cleanup, removal, containment, remedial or other response action, whether or not such action has been required or requested by any Governmental Authority) (including reasonable attorneys’ and consultants’ fees) relating to or arising out of or under (a) any Environmental Law, (b) the release or threatened release of any Hazardous Substances, or (c) any other environmental, health, or safety matters or conditions (including on-site and off-site release or contamination and matters relating to occupational safety and health).  For purposes of this definition, the terms “removal,” “remedial,” “release” and “response action” shall include those activities covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.1(b).

“Excluded Employees” shall mean the Employees listed on Schedule 1.1(a).

“Excluded Liabilities” shall have the meaning set forth in Section 2.1(f).

“Existing Environmental Reports” shall have the meaning set forth in Section 2.4(a).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Funds Rate” shall mean the average of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal during the period the rate is applied, adjusted as such average may increase or decrease during such period.

“Financial Statements” shall have the meaning set forth in Section 6.14.

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

“Guarantee” shall have the meaning set forth in the recitals.

“Hazardous Substance” shall mean any waste, emission, material or substance (including gases, liquids and solids) defined or identified as toxic, hazardous or dangerous in (or for the purposes of), or which is regulated under, any Environmental Law, including asbestos, asbestos-containing materials, radon gas, urea formaldehyde foam insulation, polychlorinated biphenyls, and oil or petroleum products and by-products.

“Investment Securities” shall mean all securities (including the Substitute Securities and any other corporate equity securities, corporate debt securities, U.S. Treasury bonds, U.S. Government Agency debt securities, mortgage backed securities, municipal bonds, commercial paper, certificates of deposit and other types of securities) held by Seller for investment as of the Effective Time.

“Investment Accounts” shall mean all investment, brokerage or agency accounts of customers of Seller for which RJFS serves as registered broker-dealer pursuant to the Agreement dated June 29, 2007 between RJFS and Seller; provided, however, that “Investment Accounts” shall not include any Trust Accounts.

“IRA” shall mean an individual retirement account as specified in Section 408 and 408A of the Code.

“Landlord Consent” shall have the meaning set forth in Section 8.8(a).

“Leased Branch” shall have the meaning set forth in Section 2.1(a)(2)(A).

“Letters of Credit” shall mean (a) each standby letter of credit issued by Seller in connection with a Purchased Loan and listed on Schedule 8.15, and (b) each standby letter of credit issued by Seller in connection with a Purchased Loan originated between the date hereof and the Closing Date and in compliance with Section 8.3.  To the extent Purchaser shall assume (and Seller has been released from) any Letter of Credit or Purchaser has issued a replacement letter of credit, whether on or after the day on which the related Purchased Loan is purchased by Purchaser pursuant to the terms hereof, the assumed or replaced Letter of Credit shall no longer be deemed a “Letter of Credit” hereunder.

“Liens” shall have the meaning set forth in Section 6.5.

“Losses” shall mean losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) incurred or suffered by the indemnified party or its Affiliates in connection with the matters described in this Agreement.

“Material Adverse Environmental Condition” shall have the meaning set forth in Section 2.4(c).

“Municipal Securities” shall mean certain bonds and other securities of states, cities, counties and other governmental entities held by Seller for investment as of the date hereof (a) that were not sold in a public offering and (b) for which there is no active trading market.

“Net Book Value” shall mean the net book value of an asset or liability as reflected in Seller’s books, determined in accordance with GAAP, net of any related valuation or loss reserves or allowances, mark to market adjustments, or any other reserves or adjustments, and including any accrued but unpaid interest, fees and charges.

“New Plans” shall have the meaning set forth in Section 8.13(c).

“Old Plans” shall have the meaning set forth in Section 8.13(c).

“OREO” (other real estate owned) shall mean the real estate (including capitalized and operating leases) acquired by Seller through foreclosure on a mortgage or deed of trust or by any other means in full or partial satisfaction of a loan or lease provided by Seller.

“Order” shall have the meaning set forth in Section 9.4.

“Original Price” shall have the meaning set forth in Section 3.3(d).

“Overdrafts” shall mean overdrafts of the book balance of any accounts constituting Deposit Liabilities and all consumer lines of credit made available to customers of the Branches as a protection against overdrafts of such accounts.

“Owned Branch” shall have the meaning set forth in Section 2.1(a)(1)(A).

“Parent” shall have the meaning set forth in the recitals.

“Parent 401(k) Plan” shall mean the QCR Holdings, Inc. 401(k) Profit Sharing Plan.

“Parent Deferred Compensation Plan” shall mean the QCR Holdings, Inc. Executive Deferred Compensation Plan (effective October 23, 2008).

“Parent Equity Incentive Plans” shall mean, collectively, (a) the QCR Holdings, Inc. 2016 Equity Incentive Plan, (b) the QCR Holdings, Inc. 2013 Equity Incentive Plan, and (c) the QCR Holdings, Inc. 2010 Equity Incentive Plan.

“Participation Adjustment” shall have the meaning set forth in Section 8.16.

“Permitted Encumbrances” shall mean collectively (a) real property ad valorem Taxes for the year of Closing or any assessments, charges or Taxes not yet due and payable, or (b) zoning, building code and other use restrictions imposed by a Governmental Authority, a subdivision plat, or customary covenants, conditions, easements or restrictions for a community or mixed use development, in each case that do not interfere in any material respect with the use of the Real Property operated in the manner it is currently operated.

“Perryville Loan” shall mean the Loan made by Seller pursuant to the Promissory Note (#1168137532), dated April 13, 2012 by and between Seller and Perryville Investment Group, LLC.

“Perryville Loan Liabilities” shall mean all duties, liabilities, obligations, costs and expenses of Seller arising from the Perryville Loan and any related guarantees, including any liabilities or obligations to indemnify any current or former director, officer or Employee of Seller or to reimburse any insurer for amounts advanced to such director, officer or Employee for the purpose of defending any criminal or civil lawsuit relating to the Perryville Loan.

“Person” shall mean any individual, association, corporation, limited liability company, partnership, limited liability partnership, trust or any other entity or organization, including any Governmental Authority.

“Personal Property” shall mean the personal property of Seller located at the Owned Branch or the Leased Branch, consisting of the furniture, fixtures, equipment, security systems, safe deposit boxes (exclusive of contents), vaults and other tangible personal property that are owned by Seller and are located on or affixed to the Owned Branch or the Leased Branch and all tenant improvements and fixtures owned by Seller at any Leased Branch, in each case as of the Effective Time, and any of such items on order at the Effective Time.

“Personal Property Leases” shall mean all leases of Personal Property.

“Post-Closing Balance Sheet” shall have the meaning set forth in Section 3.3(a).

“Post-Closing Balance Sheet Delivery Date” shall have the meaning set forth in Section 3.3(a).

“Property Price” shall mean the Net Book Value of the Real Property.

“Purchased Loans” shall have the meaning set forth in Section 2.l(a)(5).

“Purchase Price” shall have the meaning set forth in Section 2.1(d).

“Purchase Price Allocation” shall have the meaning set forth in Section 2.1(j).

“Purchase Price Premium” shall have the meaning set forth in Section 2.1(c).

“Purchaser” shall have the meaning set forth in the preamble.

“RCH” shall mean Rock City Holdings, LLC, a wholly owned subsidiary of Seller.

“Real Property” shall have the meaning set forth in Section 2.1(a)(1)(B).

“Regulatory Approvals” shall mean all regulatory approvals that are required in order to consummate the transactions contemplated hereby (including any transactions

Seller must complete in order to consummate the transactions contemplated hereby), including the expiration of all waiting periods thereunder (including any extensions thereof).

“Revised Price” shall have the meaning set forth in Section 3.3(d).

“RJFS” shall mean Raymond James Financial Services, Inc.

“Safe Deposit Contracts” shall mean all safe deposit contracts and leases for the safe deposit boxes located at the Owned Branch and Leased Branch as of the Effective Time.

“Seller” shall have the meaning set forth in the preamble.

“Seller Employment Agreements” shall mean, collectively, (a) the Employment Agreement dated June 22, 2004 and as amended to date by and between Seller and Thomas D. Budd, (b) the Employment Agreement dated February 28, 2005 and as amended to date by and between Seller and Thomas Cwynar, (c) the Employment Agreement dated August 5, 2004 and as amended to date by and between Seller and Brenda Nayonis, (d) the Employment Agreement dated March 1, 2009 by and between Seller and Tony Moczynski, (e) the Employment Agreement dated March 1, 2009 and as amended to date by and between Seller and Karl Swanson, (f) the Employment Agreement dated January 1, 2019 by and between Seller and Brian DeBenedetto, and (g) the Employment Agreement dated July 9, 2007 and as amended to date by and between Seller and Anthony Pozzi.

“Seller Material Adverse Effect” shall mean an event, occurrence, circumstance or state of facts, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on (a) the business, operations or condition (financial or otherwise) of the Branch Banking Operations as a whole, (b) the Transferred Assets or the Transferred Liabilities as a whole, or (c) Seller’s ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby; provided, that a Seller Material Adverse Effect shall not include events or conditions to the extent arising out of or attributable to (i) changes in generally prevailing economic conditions, including changes in interest rates and stock market valuations, (ii) changes in generally prevailing legal or regulatory conditions applicable to the industry in which Seller operates, (iii) changes in generally accepted accounting principles, (iv) announcement of the transactions contemplated hereby, or (v) any actions taken or omitted to be taken by Seller if such action or omission is required hereby, except, in the cases of (i), (ii) and (iii), as disproportionately adversely affects Seller relative to other similarly situated banks.

“Subsidiary” shall mean, with respect to any entity, any other entity that is consolidated with such first entity for financial reporting purposes.

“Substitute Securities” shall mean any securities acquired by Seller for investment prior to the Effective Time with the proceeds from the sale of the Municipal Securities.

“Tangible Assets” shall mean the amount that would be reported on Schedule RC, Line 12 of Seller’s Call Report if a Call Report were to be filed as of the Determination Date, excluding (a) any intangible assets reported on Schedule RC, Line 10 of such Call Report (b) minus the amount of the Participation Adjustment.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Title Defect Notice” shall have the meaning set forth in Section 2.3(a).

“Title Defects” shall have the meaning set forth in Section 2.3(a).

“Transaction Account” shall mean accounts at Branches in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

“Transfer Taxes” shall have the meaning set forth in Section 2.1(h).

“Transferred Assets” shall have the meaning set forth in Section 2.1(a).

“Transferred Liabilities” shall have the meaning set forth in Section 2.1(e).

“Transition and Services Agreement” shall have the meaning set forth in the recitals.

“Treasury Regulations” shall mean any final or temporary regulations promulgated by the United States Treasury.

“Trust Accounts” shall mean all of the following:  (i) IRAs, qualified or unqualified employee benefit plans (other than the Benefit Plans); and (ii) (A) trust, estate, conservatorship, agency or other fiduciary accounts for which Seller serves as trustee, agent, custodian, personal representative, conservator, investment advisor or sub-advisor; or (B) trust, estate, conservatorship, agency or other accounts for which Seller provides recordkeeping, custody, administration, or wealth management services.

“Unimproved Real Property” shall have the meaning set forth in Section 2.1(a)(1)(B).

“Updated Title Report” shall have the meaning set forth in Section 2.3(b).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b)                                 The words “include” and “including” as used herein shall be deemed to be followed by the phrase “without limitation.” References to an Article, Section, Exhibit or Schedule shall be deemed to be references to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The word “Schedule” as used herein is intended to refer to the applicable section of the Disclosure Schedule.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

ARTICLE II.

TRANSFER OF ASSETS AND LIABILITIES

Section 2.1                                    Transferred Assets.

(a)                                 As of the Effective Time, and subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase from Seller (or its applicable direct or indirect subsidiaries), possession of and any and all right, title and interest of Seller in and to the following assets (collectively, the “Transferred Assets”):

(1)                                 (A) all of Seller’s transferable fee simple right, title and interest in and to the real estate and the related improvements and fixtures located at Seller’s owned banking office located at 4571 Guilford Road, Rockford Illinois 61107 (the “Owned Branch”), together with all assignable real property rights and appurtenances pertaining thereto, and (B) all of Seller’s transferable fee simple right, title and interest in and to the real estate located at 3933 Bell School Road, Rockford, Illinois 61114 (the “Unimproved Real Property,” and, together with the Owned Branch, the “Real Property”), together with all assignable real property rights and appurtenances thereto;

(2)                                 (A) subject to Section 8.8, including the receipt of the applicable consents referred to therein, all rights of Seller pursuant to the lease relating to Seller’s leased banking office located at 308 West State Street, Rockford, Illinois 61101, to be valued based on the right to use asset and lease liability reflected of Seller’s most recent Financial Statement (the “Leased Branch” and, together with the Owned Branch, the “Branches”; and such lease relating to the Leased Branch, the “Branch Lease”), and (B) Seller’s remote site, free-standing automated teller machines (the “ATMs”) identified on Schedule 2.1(a)(2)(B);

(3)                                 all Personal Property and all Personal Property Leases, a complete and accurate list of which as of the date of this Agreement is listed on Schedule 2.1(a)(3);

(4)                                 all Safe Deposit Contracts;

(5)                                 those loans (including Letters of Credit relating to such loans) set forth on Schedule 2.1(a)(5), as each such loan may be increased, decreased, amended, renewed or extended by Seller in the ordinary course of business of Seller and in compliance with the terms of Section 8.3 between the date of Schedule 2.1(a)(5) (which shall be as of a date not earlier than the second Business Day prior to the date hereof) and the Closing Date and shall exclude each participation or other undivided interest in any such loan sold to one of more of Seller’s Affiliates and repurchased in accordance with Section 8.16, and each loan made by Seller between the date of Schedule 2.1(a)(5) and the Closing Date that Seller shall categorize in the ordinary course of its business consistent with past practices to a loan category set forth on Schedule 2.1(a)(5) and which loan is made in compliance with the terms of Section 8.3, and each obligation of Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Seller in the ordinary course of business of Seller and in compliance with the terms of Section 8.3 prior to the Closing Date; in each case at Net Book Value and including the collateral therefor and the servicing rights thereunder for which Seller has retained servicing rights (collectively, the “Purchased Loans”);

(6)                                 all accrued fees and interest receivables with respect to the Purchased Loans;

(7)                                 all Overdrafts;

(8)                                 all Assumed Contracts;

(9)                                 all OREO of Seller, at Net Book Value;

(10)                          all of the routing and transit numbers with respect to the Branches set forth on Schedule 2.1(a)(10);

(11)                          all of Seller’s rights under the contracts and relationships giving rise to the Deposits;

(12)                          all insurance premiums paid by Seller to the FDIC that are allocable to insurance coverage for the Deposits following the assumption thereof by Purchaser;

(13)                          all books, records and documents relating to the Transferred Assets and the Transferred Liabilities, as such books, records and other documents may exist and are as held by Seller or its Affiliates (including all books, records, customer lists and documents contemplated by Section 2.6);

(14)                          all claims, counter-claims and causes of action with respect to the Transferred Assets and Transferred Liabilities;

(15)                          all Investment Securities, at Net Book Value;

(16)                          all Coins and Currency;

(17)                          Seller’s rights in and to the name “Rockford Bank and Trust Company” and any of its predecessor banks’ names and any of Seller’s or Seller’s predecessors’ corporate logos, trademarks, trade names, signs, paper stock forms, and other supplies containing any such logos, trademarks, or trade names;

(18)                          all prepaid assets relating to an Assumed Contract, Transferred Assets or Transferred Liabilities;

(19)                          any interest rate swaps and caps listed on Schedule 2.1(a)(19), along with any related accruals and net of market value adjustments, but only to the extent separately assignable to Purchaser;

(20)                          all Trust Accounts, along with all fees and income attributable to periods after the Effective Time, including all 12b-1, shareholder servicing or other fees paid or payable by or on account of any investments held in any Trust Account, along with custody of all investments, assets or other property held in such Trust Accounts, subject to any necessary consent requirements or court orders;

(21)                          all Investment Accounts, regardless of whether held directly by Seller or indirectly through any third-party broker-dealer or investment advisor;

(22)                          all of Seller’s cash due from banks;

(23)                          all of Seller’s fed funds sold; and

(24)                          any Federal Home Loan Bank Stock, if transferrable.

For avoidance of doubt, Transferred Assets shall not include any equity interest in Bates Financial, and Purchaser shall not have any rights, duties, obligations or liabilities relating to Bates Financial or its operations.

(b)                                 All other assets of Seller shall not be included in the Transferred Assets, and shall not be transferred hereunder, including:

(1)                                 any regulatory licenses (other than any assignable regulatory license primarily related to the Transferred Assets, which shall constitute Transferred Assets) or any other nonassignable licenses and permits;

(2)                                 any Tax assets, including without limitation, all Tax refunds, Tax credits or deferred Tax assets, and prepayments of Taxes;

(3)                                 all contracts and agreements other than Assumed Contracts;

(4)                                 any assets held with respect to the Benefit Plans (other than personnel files or similar records contemplated by Section 2.1(a)(13));

(5)                                 any Affiliate Participations;

(6)                                 any membership interests of RCH;

(7)                                 all amounts due and payable from any Affiliate; and

(8)                                 all of Seller’s right, title and interest in bank owned life insurance for which Seller or any Employee is the beneficiary

(collectively, the “Excluded Assets”).

(c)                                  Purchase Price Premium.  As consideration for the purchase of the Transferred Assets and the assumption of the Transferred Liabilities, Seller shall receive from Purchaser an amount equal to (i) 0.345, multiplied by (ii) the Adjusted Tangible Equity, calculated as of the Determination Date in accordance with Section 2.1(i) and Section 3.3 (such amount, the “Purchase Price Premium”).

(d)                                 Closing Payments.  On the Closing Date, Purchaser shall pay to Seller by wire transfer of immediately available funds an amount equal to:

(1)                                 (i) the Purchase Price Premium, plus (ii) an amount equal to (A) the aggregate Net Book Value of the Transferred Assets determined as of the Determination Date, plus (B) any prorated amounts owed by Purchaser to Seller under Section 2.2; less

(2)                                 (i) the aggregate Net Book Value of the Transferred Liabilities determined as of the Determination Date, plus (ii) any prorated amounts owed by Seller to Purchaser pursuant to Section 2.2.

Notwithstanding the foregoing, if the amount determined in accordance with clause (2) of this Section 2.1(d) exceeds the amount determined in accordance with clause (1) of this Section 2.1(d), then the full amount of such excess shall constitute an amount due from Seller to Purchaser and shall be paid by Seller to Purchaser at the Closing by wire transfer of immediately available funds.  The amount determined in accordance with this Section 2.1(d) to be paid on the Closing Date by Purchaser to Seller or by Seller to Purchaser, as the case may be, is referred to herein as the “Purchase Price.”  The Purchase Price, as paid on the Closing Date, will be subject to adjustment as provided in Section 3.3.

(e)                                  Transferred Liabilities.  Purchaser shall assume as of the Effective Time and pay, perform and discharge as of or after the Effective Time, as the case may be, only the following duties, obligations, and liabilities of Seller arising from and after the Effective Time (the “Transferred Liabilities”):

(1)                                 the Deposit Liabilities and the terms and agreements relating thereto;

(2)                                 all of Seller’s duties, obligations and liabilities relating to the Real Property and the Personal Property:

(3)                                 all of Seller’s duties, obligations and liabilities relating to the Branch Lease and the Personal Property Leases;

(4)                                 all of Seller’s duties, obligations and liabilities relating to the Safe Deposit Contracts;

(5)                                 all of Seller’s duties, obligations and liabilities relating to the Purchased Loans and the servicing thereof;

(6)                                 all of Seller’s duties, obligations and liabilities relating to the Overdrafts;

(7)                                 all of Seller’s duties, obligations and liabilities relating to the Assumed Contracts, including any accrued but unpaid liabilities attributable to any period after the Effective Time; provided, however, that Purchaser shall not, except pursuant to a subsequent assignment to which Purchaser is a party, assume any liabilities, duties or obligations arising under any Assumed Contract that is not assigned to Purchaser at the Closing due to the failure to receive a necessary consent or otherwise;

(8)                                 all of Seller’s obligations and liabilities relating to the Borrowings set forth on Schedule 2.1(e)(8)

(9)                                 all of Seller’s duties, obligations and liabilities under the customer repurchase agreements identified on Schedule 2.1(e)(9)

(10)                          all of Seller’s duties, obligations and liabilities relating to the Trust Accounts;

(11)                          all of Seller’s duties, obligations and liabilities relating to the Investment Accounts;

(12)                          all of Seller’s Federal Home Loan Bank obligations listed on Schedule 2.1(e)(12), including obligations with respect to any letters of credit issued for Seller’s account;

(13)                          all of Seller’s obligations for any fed funds purchased;

(14)                          all liabilities and obligations for (i) Taxes relating to the Transferred Assets or the Transferred Liabilities for any taxable period (or portion thereof) beginning after the Closing Date and (ii) Taxes for which Purchaser is liable pursuant to Section 2.1(h); and

(15)                          all of Seller’s duties, obligations and liabilities for any issued but unpaid cashier’s checks or official items.

This Section 2.1(e) shall not in any way enlarge the rights of any third parties relating to the Transferred Liabilities.  Nothing contained herein shall prevent either party hereto from contesting matters relating to the Transferred Liabilities with any third party.

(f)                                   Excluded Liabilities.  Notwithstanding anything to the contrary contained herein, Purchaser shall not assume any duties, obligations or liabilities of Seller of any kind, whether known, unknown, contingent or otherwise, other than the Transferred Liabilities, including any duty, obligation or liability:

(1)                                 not directly relating to the Transferred Assets;

(2)                                 attributable to any acts or omissions to act taken or omitted to be taken by or on behalf of Seller (or any of its Affiliates) prior to the Effective Time in violation of any applicable laws, contracts or legal or fiduciary duties;

(3)                                 attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its affiliates or direct or indirect Subsidiaries);

(4)                                 for (i) Taxes relating to the Transferred Assets or the Transferred Liabilities for taxable periods (or portions thereof) ending on or prior to the Closing Date and (ii) Taxes for which Seller is liable pursuant to Section 2.1(h);

(5)                                 except as expressly set forth in Section 8.13, relating to the Employees in any respect, including the employment or termination of employment of any Employee, in the case of each Branch Employee relating to any period prior to the time such Branch Employee become employed by Purchaser as contemplated hereby, and relating to the Benefit Plans, ERISA, COBRA or the WARN Act in any respect, whether arising before or after the Effective Time (for avoidance of doubt, Excluded Liabilities include any duty, obligation or liability arising under the Seller Employment Agreements, the Parent Equity Incentive Plans, any contract listed on Schedule 6.8(b)(ii) or any plan listed on Schedule 6.8(b)(iii));

(6)                                 arising from circumstances, events or conditions prior to the Effective Time and not expressly assumed hereunder; and

(7)                                 all amounts due and payable to any Affiliate

(collectively, the “Excluded Liabilities”).

For avoidance of doubt, Excluded Liabilities shall include the Perryville Loan Liabilities, and Purchaser shall not be a successor to Seller with respect to any Perryville Loan Liabilities.  This Section 2.1(f) is not intended to enlarge the rights of any third parties relating to the Excluded Liabilities.  Nothing contained in this Agreement shall prevent either party hereto from contesting matters relating to the Excluded Liabilities with any third party.

(g)                                  Control Regarding Transferred Liabilities and Excluded Liabilities.  From and after the Effective Time, (A) Purchaser shall have complete control over the payment, settlement or other disposition of the Transferred Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto, and (B) Seller shall have complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto.  Except as otherwise provided in Article IV or in the Transition and Services Agreement, (i) Seller shall promptly notify Purchaser of any claim made against it with respect to the Transferred Liabilities or the Transferred Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Transferred Liabilities or Transferred Assets and (ii) Purchaser shall promptly notify Seller of any claim made against it with respect to the Excluded Liabilities or the Excluded Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities or Excluded Assets.

(h)                                 Transfer Taxes.  All excise, sales, use, stamp, documentary and transfer Taxes and similar fees and charges (collectively, “Transfer Taxes”) that are payable or that arise as a result of the consummation of the transactions contemplated hereby shall be paid by Seller and Purchaser in equal shares, and each party shall indemnify and hold the other party harmless from and against any such Transfer Taxes in excess of the allocated share of such other party.

(i)                                     Initial Determination of Purchase Price.  Seller shall prepare, in consultation with Purchaser, a balance sheet as of the  Determination Date based on Seller’s books and records and using the internal accounting procedures of Seller consistently applied reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder and prepared in accordance with the Accounting Standards, with the book value of any Transferred Assets determined net of any charge offs, valuation allowances or reserves and except to the extent otherwise specifically provided in this Agreement  (the “Determination Date Balance Sheet”), together with a copy of Seller’s calculations of the Purchase Price.  Seller shall deliver the Determination Date Balance Sheet to Purchaser as soon as reasonably practicable following the Determination Date Balance Sheet.  All amounts determined pursuant to this Section 2.1(i) shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet.

(j)                                    Tax Allocation.  Prior to the Closing, Seller and Purchaser shall cooperate in good faith to determine a reasonable allocation of the total consideration paid for the Transferred Assets, as finally determined pursuant to Section 2.1(d), Section 2.1(i) and Section 3.3, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation”).  Seller and Purchaser shall cooperate in good faith to mutually agree to such allocation and shall reduce such agreement to writing, which agreement shall be reflected in an Exhibit 2.1(j) to be approved by Seller and Purchaser prior to Closing.  Seller and Purchaser shall jointly and properly execute each party’s respective completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code (or state or local Tax law), Treasury Regulations or the Internal Revenue Service or other Governmental Authority (together with any and all attachments required to be filed therewith), which forms and statements will be prepared in a manner consistent with the Purchase Price Allocation.  Seller and Purchaser shall file timely such forms and statements with the Internal Revenue Service or other Governmental Authority.  The Purchase Price Allocation shall be appropriately adjusted to take into account any subsequent payments under this Agreement and any other subsequent events required to be taken into account under Section 1060 of the Code.  Seller and Purchaser shall not file any Tax Return or other documents or otherwise take any position with respect to Taxes that is inconsistent with the Purchase Price Allocation; provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such allocation by any Governmental Authority.  Seller and Purchaser shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.1(j) and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

Section 2.2                                    Proration; Other Closing Date Adjustments.

(a)                                 Except as otherwise specifically provided in this Agreement or in the Transition and Services Agreement, it is the intention of the parties that Seller shall operate the Branch Banking Operations, hold the Transferred Assets and retain the Transferred Liabilities for its own account until the Effective Time, and the Branch Banking Operations shall be operated, the Transferred Assets shall be held and the Transferred Liabilities shall be assumed for Purchaser’s account as of and after the Effective Time.  Thus, except as otherwise expressly provided in this Agreement, items of income and expense of the Branch Banking Operations shall be prorated as of the Effective Time, and settled between Seller and Purchaser on and as of the Closing Date, whether or not such adjustment would normally be made as of such time.  Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.  In furtherance of the foregoing, Purchaser shall promptly forward to Seller complete and accurate copies of all invoices, billing statements and similar documents received by Purchaser after the Effective Time and relating to the Branch Banking Operations conducted prior to the Effective Time, and Seller shall promptly forward to Purchaser complete and accurate copies of all invoices and billing statements received by Seller relating to the Branch Banking Operations conducted after the Effective Time.  To the extent the exact amounts of any real or personal property Taxes or other items to be prorated are not known on the Closing Date, the parties shall make reasonable estimates of such Taxes or other items for purposes of making prorations at Closing and shall thereafter adjust the prorations as promptly as practicable after such exact amounts are finally ascertained.

(b)                                 For purposes hereof, items of proration and other adjustments shall include: (1) accrued but unpaid interest, fees and charges relating to the Transferred Assets and Transferred Liabilities (2) rental payments under the Branch Leases; (3) personal and real property Taxes and assessments arising from Real Property or the Leased Branch or otherwise from the Branch Banking Operations (determined by assuming that the taxable year or period ended at the Effective Time); (4) FDIC deposit insurance assessments; (5) prepaid expenses and items and accrued but unpaid liabilities a portion of which is attributable to periods after the Effective Time (it being understood that Purchaser shall have no liability for any accrued but unpaid liabilities attributable to Excluded Assets or Excluded Liabilities); and (6) safe deposit rental payments previously received by Seller.

Section 2.3                                    Title to the Real Property and the OREO.

(a)                                 Purchaser agrees to notify Seller in writing (a “Title Defect Notice”) no later than sixty (60) days after the date hereof of any mortgages, pledges, liens, encumbrances, reservations, encroachments, overlaps or other title defects related to the Real Property or the OREO as to which Purchaser objects (the “Title Defects”), provided that the Title Defects and the Title Defect Notice shall not include or refer to any Permitted Encumbrances.  If Seller shall timely receive any Title Defect Notice with respect to the Real Property or the OREO, then Seller shall cure or eliminate such Title Defect prior to the Closing, in which event the Closing shall proceed with respect to the Real Property.  For purposes of this Section 2.3, a Title Defect shall be deemed to have been “cured” or “eliminated” if title insurance coverage or a bond reasonably acceptable to Purchaser shall have been obtained without exception for any such Title Defect and providing bring down or gap coverage through the Closing Date.

(b)                                 Purchaser shall have the right to obtain an updated title search or survey not less than thirty (30) days prior to the anticipated Closing Date to determine whether any title changes may have arisen between the effective date of the applicable title commitment and such update (an “Updated Title Report”).  If such Updated Title Report indicates that any Title Defects have been placed of record in respect of the Real Property or the OREO since the effective date of the applicable title commitment, or if Purchaser is otherwise unable to obtain bring down or gap coverage through the Closing Date, then Purchaser shall have the right to provide Seller a Title Defect Notice in respect thereof not more than five (5) Business Days following Purchaser’s receipt of such Updated Title Report, and thereafter Seller shall have the right to address such Title Defect Notice in the same manner as is set forth in Section 2.3(a) with respect to Title Defect Notices received by Seller within sixty (60) days after the date hereof (by electing to cure the Title Defect, all as more particularly set forth in Section 2.3(a)).

Section 2.4                                    Environmental Matters.

(a)                                 Seller has made available to Purchaser complete and accurate copies of all environmental studies, reports and audits in Seller’s or its Affiliates’ possession related to the Real Property and the OREO (the “Existing Environmental Reports”).

(b)                                 Prior to the Effective Time, Purchaser shall have the right, but not the obligation, at its sole cost and expense, to cause such investigations and tests to be made as it reasonably deems necessary to determine whether there has been any soil, surface water, groundwater or building space contamination on or under the Real Property and the OREO.  Seller shall cooperate with Purchaser and/or its agents or contractors in their evaluation and testing of the Real Property and the OREO, including by providing

Purchaser and/or its agents or contractors reasonable access to pertinent records and documents in Seller’s or its Affiliates’ possession.  Any investigations or tests performed by Purchaser shall be conducted in a manner so as not to damage in any material respect the Real Property and the OREO and so as not to interfere in any material respect with the business or operations conducted thereat.  If any such damage is caused to the Real Property and the OREO, Purchaser shall promptly repair and restore the Real Property and the OREO to its former condition.  Without the prior written consent of Seller (which consent will not unreasonably withheld, conditioned or delayed) and execution of a reasonably satisfactory property access agreement, Purchaser shall not conduct subsurface or intrusive testing or any ground water monitoring or install any test well or undertake any other investigation that requires a permit or license from, or the reporting of the investigation or the results thereof to, any environmental regulatory authority.  Purchaser shall give Seller reasonable prior notice of its intention to conduct any investigation or test hereunder.  Purchaser shall furnish Seller with a copy of each report or investigation setting forth the results of any test performed by Purchaser as soon as reasonably practicable after receipt.  Purchaser shall not submit a copy of any such report or disclose the contents thereof to any Governmental Authority unless specifically required by applicable law, and if so required, Purchaser shall provide Seller five (5) days’ prior written notice of any submission and shall simultaneously provide to Seller a copy of any information submitted to such Governmental Authority.

(c)                                  If Purchaser objects to a Material Adverse Environmental Condition at the Real Property or the OREO by providing written notice thereof to Seller within sixty (60) days after the date hereof, then Seller shall cure such Material Adverse Environmental Condition in a manner reasonably satisfactory to Purchaser prior to the Closing, in which event the Closing shall proceed with respect to the Real Property or the OREO.  Seller shall be deemed to have cured any Material Adverse Environmental Condition if it agrees to remediate such Material Adverse Environmental Condition and provide assurances that such remediation will be promptly effected, in each case to Purchaser’s reasonable satisfaction and without material interruptions of the operations conducted at the Real Property or the OREO.  The term “Material Adverse Environmental Condition” as used herein means any contamination or other condition or combination of contaminations and conditions caused by or related to Hazardous Substances in violation of any applicable Environmental Law, which contaminations or conditions would be reasonably expected to result in liabilities or remediation costs in excess of $100,000 in the aggregate.

Section 2.5                                    Assumed Contracts.  Attached as Schedule 2.5 is a list of all real and personal property leases and service or other contracts in effect as of the date hereof that exclusively relate to the Owned Branch, the Leased Branch or the Branch Banking Operations (and that are capable of assignment in connection herewith) that will be assumed by Purchaser hereunder (“Assumed Contracts”).  Subject to the proration requirements of Section 2.2, Purchaser shall assume all such Assumed Contracts as of the Effective Time.

Section 2.6                                    Books and Records.

(a)                                 As promptly as practicable subsequent to the Effective Time, but in no event later than the Conversion Date, Seller shall deliver to Purchaser all files, documents and records in Seller’s possession that pertain to and are utilized by Seller to administer, monitor, evidence or record information respecting the business or conduct of the Branch Banking Operations, including all such files, documents and records maintained on electronic or magnetic media in the electronic data base system of Seller that are reasonably accessible on a branch-by-branch basis, and, to the extent permitted by law, including copies of all lists of customers and clients and all personnel files relating to the Branch Employees.  If any personnel file, or portion thereof, relating to any Branch Employee is not permitted by law to be transferred pursuant to the immediately preceding sentence, Seller shall promptly advise Purchaser of such prohibition and, notwithstanding anything to the contrary set forth herein, if any Branch Employee executes a waiver mutually reasonably satisfactory to Seller and Purchaser authorizing such delivery, Seller shall promptly provide copies of the entire personnel file applicable to such Branch Employee.  Following the Closing Date, Seller shall promptly provide such copies of such files, documents and records relating to the Branch Banking Operations in its possession as Purchaser shall reasonably request.  Purchaser agrees, at Seller’s expense, to return to Seller all files, documents and records contained in the Owned Branch or Leased Branch that, to Purchaser’s knowledge, do not relate to the business or conduct of the Branch Banking Operations.

(b)                                 As to any file, document, or record, as of the time of transfer and until any return thereof to Seller, Purchaser shall become responsible for maintaining such file, document or record transferred to it pursuant hereto.  Purchaser will preserve and hold such files, documents and records in safekeeping as required by applicable law and in accordance with Purchaser’s customary practices.

(c)                                  After the Effective Time, Purchaser will permit Seller and its representatives, at reasonable times and upon reasonable written notice, at Seller’s sole cost and expense (except as set forth in Section 2.6(d)) to examine, inspect, copy and reproduce any such files, documents or records, and to have access to any Employees that may then be employed by Purchaser, to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Seller or its Affiliates (or any existing or former employee of Seller or its Affiliates) or in connection with any legal obligation owed by Seller or its Affiliates to any present or former depositor or other customer or any Governmental Authority, including for purposes of preparing regulatory reports and returns and Tax Returns.  After the Effective Time, Seller will permit Purchaser and its representatives, at reasonable times and upon reasonable notice, at Purchaser’s sole cost and expense except as set forth in Section 2.6(d), to examine, inspect, copy and reproduce files, documents or records retained by Seller or its Affiliates regarding the Transferred Assets and Transferred Liabilities to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Purchaser or its Affiliates or in connection with any legal obligation owed by Purchaser or its Affiliates to any present or former depositor or other customer or any Governmental Authority, including for purposes of preparing regulatory reports and returns and Tax Returns.

(d)                                 For a period of one (1) year after the Effective Time, the party providing copies of records hereunder shall do so without charge, and thereafter it may charge its customary rate for providing such copies.

ARTICLE III.

CLOSING AND EFFECTIVE TIME

Section 3.1                                    Effective Time.  The purchase of the Transferred Assets and assumption of Transferred Liabilities provided for in this Agreement, shall occur at a closing (the “Closing”) to be held at the offices of Dorsey & Whitney LLP in Minneapolis, Minnesota at 10:00 a.m., local time, or at such other time, place, and manner as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall occur on the first day of the next month following the date on which all conditions set forth in Article IX and Article X (other than those conditions that by their nature are to be satisfied at the Closing) are satisfied or, where legally permitted, waived.  The effective time (the “Effective Time”) shall be 5:00 p.m., local time in Rockford, Illinois, on the day on which the Closing occurs (the “Closing Date”), unless the Closing Date is on the first day of the month, in which case the Effective Time shall be 12:01 a.m., local time in Rockford, Illinois.

Section 3.2                                    Closing.

(a)                                 All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b)                                 At the Closing, subject to all the terms and conditions hereof, including receipt of all consents and approvals hereunder, Seller shall execute and deliver to Purchaser the following:

(1)                                 a special warranty deed executed by Seller transferring all of Seller’s right, title and interest in and to the Owned Branch, Unimproved Real Property and the OREO, subject only to Permitted Encumbrances, in substantially the form attached hereto as Exhibit 3.2(b)(1), together with (A) such evidence of Seller’s authority to sell the Real Property and the OREO as Purchaser’s title company shall reasonably require, (B) an ALTA owner’s affidavit for the Real Property and the OREO in customary form and (C) such real property transfer tax and related or similar forms required in connection with the recordation of the grant deed;

(2)                                 a bill of sale, in substantially the form attached hereto as Exhibit 3.2(b)(2), transferring to Purchaser all of Seller’s interest in the Personal Property and the Coins and Currency;

(3)                                 an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.2(b)(3), with respect to the Transferred Liabilities (the “Assignment and Assumption Agreement”);

(4)                                 an Assignment and Assumption of Lease executed by Seller, in substantially the form attached hereto as Exhibit 3.2(b)(4), assigning Seller’s interest in the Leased Branch and pursuant to which Purchaser shall assume the Branch Lease (the “Assignment and Assumption of Lease”);

(5)                                 the Landlord Consent;

(6)                                 estoppel certificates executed by the lessor of the Leased Branch, to the extent Seller can obtain such certificates using its reasonable best efforts:

(7)                                 a certificate of a proper officer of Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 9.1 and Section 9.2 (provided that in the event that Purchaser has waived such conditions pursuant to this Agreement, such certificate need only address such matters as have not been waived under the terms hereof);

(8)                                 a Closing Statement setting forth the calculation of the Purchase Price using amounts shown on the Determination Date Balance Sheet, substantially in the form attached hereto as Exhibit 3.2(b)(8) (the “Closing Statement”);

(9)                                 a certification of Seller, meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, which certification shall be substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iii)(B);

(10)                          customary certificates and affidavits as reasonably requested by a title company selected by Purchaser;

(11)                          a limited power of attorney to allow Purchaser, in the name of Seller, to effect transfers of Transferred Assets after the Closing, which shall be in substantially the form attached hereto as Exhibit 3.2(b)(11);

(12)                          an assignment, transfer and appointment of Purchaser as successor in all fiduciary capacities of Seller with respect to the Trust Accounts and all investments and other assets of such accounts, signed by a duly authorized officer of Seller;

(13)                          such notices, documents and certificates as are necessary to transfer the Investment Accounts to a broker-dealer designated by Purchaser;

(14)                          such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and that do not alter the parties’ respective obligations or liability hereunder; and

(15)                          if required by Section 2.2(d), immediately available funds in the amount of the Purchase Price as set in the Closing Statement.

(c)                                  At the Closing, subject to all the terms and conditions hereof, Purchaser shall execute and deliver to Seller:

(1)                                 the Assignment and Assumption Agreement;

(2)                                 the Assignment and Assumption of Leases;

(3)                                 a certificate and receipt acknowledging the delivery and receipt of possession of the Transferred Assets and records referred to in this Agreement;

(4)                                 if required by Section 2.2(d), immediately available funds in the amount of the Purchase Price as set forth on the Closing Statement;

(5)                                 a certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 10.1 and Section 10.2;

(6)                                 an assignment, transfer and appointment of Purchaser as successor in all fiduciary capacities of Seller with respect to the Trust Accounts and all investments and other assets of such accounts, signed by a duly authorized officer of Purchaser;

(7)                                 such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and that do not alter the parties’ respective obligations or liability hereunder.

Section 3.3                                    Post-Closing Adjustments.

(a)                                 Not later than the close of business on the thirtieth (30th) day after the Effective Time (such actual date of delivery, the “Post-Closing Balance Sheet Delivery Date”), Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time based on Seller’s books and records and using the internal accounting procedures of Seller consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder and prepared in accordance with the Accounting Standards, with the book value of any Transferred Assets determined net of any charge offs, valuation allowances or reserves and except to the extent otherwise specifically provided in this Agreement (the “Post-Closing Balance Sheet”), together with a copy of Sellers’s calculation of the Purchase Price as adjusted based on the Post-Closing Balance Sheet.  Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet.

(b)                                 Except as otherwise expressly provided herein, the determination of the Post-Closing Balance Sheet shall be final and binding on the parties hereto unless within thirty (30) days after receipt by Purchaser of the Post-Closing Balance Sheet, Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally-recognized independent accounting firm selected by mutual agreement between Seller and Purchaser; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller and Purchaser.  Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable.  The determination of such accounting firm shall be final and binding on the parties hereto.  The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

(c)                                  Not later than the close of business on the second (2nd) Business Day following the determination of the Post-Closing Balance Sheet (the “Adjustment Payment Date”), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Determination Date Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the Purchase Price.  Such funds shall be transferred together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

(d)                                 Notwithstanding the foregoing provisions of Section 3.3, if at any time within three (3) months after the Post-Closing Balance Sheet Delivery Date either party discovers an error in the calculation of the Post-Closing Balance Sheet that resulted in the Purchase Price actually paid, as adjusted pursuant to Section 3.3 (“Original Price”), being at least $50,000, individually or in the aggregate with all such errors, more or less than the Purchase Price would have been but for such error (“Revised Price”), and notifies the other party thereof, the parties agree to cooperate in good faith to correct the error.  If the parties disagree on the existence or magnitude of an error within ten (10) Business Days after notice thereof, such matter shall be resolved by an independent accounting firm in the same manner as described above for resolving disputed items; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller, on the one hand, and Purchaser, on the other hand.  Upon the determination of the Revised Price, the appropriate party shall pay an amount to the other party that is the difference between the amount actually paid by such party pursuant to Section 3.3(c), as adjusted pursuant to this Section 3.3(d), and the amount that such party would have paid to the other party if the Original Price had been equal to the Revised Price, together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

ARTICLE IV.

TRANSITIONAL MATTERS

Section 4.1                                    General.

(a)                                 Seller and Purchaser acknowledge and agree that Purchaser will not be able to complete the Conversion on the Closing Date.  Accordingly, Seller and Purchaser shall enter into, to become effective as of the Effective Time, the Transition and Services Agreement, which Transition and Services Agreement shall govern the relationship between Seller and Purchaser during the period from the Effective Time to the

Conversion Date.  Without limiting any obligations that will be more specifically set forth in the Transition and Services Agreement, Seller and Purchaser agree during the period from the Effective Time to the Conversion Date to (i) cooperate in good faith to assure an orderly transition of ownership of the Transferred Assets and Transferred Liabilities to Purchaser hereunder, (ii) to use reasonable best efforts to cause to be continued uninterrupted and unimpaired the provision of data processing and similar services and systems that support or facilitate the Branch Banking Operations such that the Branch Banking Operations shall continue to be operated in the ordinary course consistent with past practices, and (iii) to use reasonable best efforts to cause all third parties that provide data processing and similar services with respect to the Transferred Assets and Transferred Liabilities to continue to provide such services during such period, and shall cooperate in managing the provision of such services.

(b)                                 In furtherance of the foregoing, appropriate personnel of Seller and Purchaser shall meet to discuss implementation of the Transition and Services Agreement including with respect to mutually acceptable transaction settlement procedures and specifications, files (including Conversion sample files) and schedules for the transfer of data processing responsibilities relating to the Transferred Assets and Transferred Liabilities from Seller to Purchaser, to be effective as of the Conversion Date.  Not later than fifteen (15) days following the date hereof, Seller shall deliver to Purchaser the specifications and Conversion sample files in Seller’s possession and, as promptly as reasonable practicable following the date hereof, shall use commercially reasonable efforts to deliver to Purchaser such specifications and Conversion sample files held by third parties and relating to the Transferred Assets and Transferred Liabilities.

(c)                                  Not later than thirty (30) days prior to the anticipated Closing Date, Seller shall make available to Purchaser (1) a complete and accurate list of all applicable customer routing and transit numbers and account numbers with respect to the Branches, (2) files of all applicable customer signature cards that Seller has with respect to the Deposits and all related special instructions, and (3) names, addresses and account information on all products related to the Deposits, including safe deposit box accounting, cash management services, bill payments, online banking customers (both consumer and business) and account analysis.

Section 4.2                                    Notices to Customers and Others.  Not later than thirty (30) days prior to the anticipated Closing Date (or such other time as may be required by law), Seller and Purchaser shall jointly, at Purchaser’s expense, notify customers with Deposits that, subject to the terms and conditions hereof, Purchaser will be assuming the Deposit Liabilities, and Seller and Purchaser shall join in providing, where appropriate, all notices to customers of the Branches and all other Persons as Seller or Purchaser, as the case may be, is or are required to give under applicable law or the terms of any agreements between Seller and any customer in connection with the transactions contemplated hereby.  The form and content of such notice shall be subject to the reasonable approval of both parties.  Following a date not earlier than sixty (60) days prior to the Closing Date anticipated by the parties, or such earlier date to which the parties shall agree, Purchaser may communicate with and deliver information to depositors and other customers of the Branches concerning this Agreement and the business of Purchaser.  The form and content of such communications shall be subject to the reasonable approval of Seller.  Upon request by Purchaser, Seller will provide reasonable assistance to Purchaser in mailing or causing to be mailed such communications, at Purchaser’s expense.

Section 4.3                                    Trust Accounts.  Not later than thirty (30) days prior to the anticipated Closing Date (or such other time as may be required by law), Seller and Purchaser shall jointly, at Purchaser’s expense, notify grantors, beneficiaries, co-trustees and other persons that are party to or have an interest in any Trust Account that, subject to the terms and conditions hereof, Purchaser will become successor to Seller in all of its fiduciary capacities relating to such Trust Accounts.  The form and content of such notice shall be subject to the reasonable approval of both parties.  Upon request by Purchaser, Seller will provide reasonable assistance to Purchaser in mailing or causing to be mailed such communications, at Purchaser’s expense.

Section 4.4                                    Investment Accounts.  Not later than thirty (30) days prior to the anticipated Closing Date (or such other time as may be required by law), Seller and Purchaser shall jointly, at Purchaser’s expense, notify customers or other persons that are party to or have an interest in any Investment Account that, subject to the terms and conditions hereof, a broker-dealer designated by Purchaser will become successor to RJFS as broker-dealer for the Investment Accounts.  The form and content of such notice shall be subject to the reasonable approval of both parties.  Upon request by Purchaser, Seller will provide reasonable assistance to Purchaser in mailing or causing to be mailed such communications, at Purchaser’s expense.  Seller shall cooperate with and assist Purchaser in effecting the transfer of all Investment Accounts to a successor broker-dealer designated by Purchaser, effective as of the Closing Date.  Such cooperation shall include the timely delivery of all notices, instructions and other documents to RJFS as may be necessary to effect an Automated Customer Account Transfer or similar transfer of the Investment Accounts to such successor broker-dealer.  To the extent requested by Purchaser such cooperation shall also include the timely delivery of all notices, instructions and other documents to RJFS as may be necessary to effect the transfer of the registered representatives assigned to such Investment Accounts to such successor broker-dealer.

Section 4.5                                    Leasing of Personal Property.  Seller shall take such actions as may be mutually agreed with Purchaser with respect to any Personal Property Lease that is currently in effect but that would otherwise expire on or prior to the Closing (including renewing or extending such Personal Property Lease or the Branch Lease on such terms and conditions as Seller and Purchaser may mutually agree).  In the event that Seller and Purchaser are unable to reach agreement pursuant to the preceding sentence with respect to any Personal Property Lease, Seller shall use reasonable best efforts to renew or extend on a month-to-month basis any such Personal Property Lease or the Branch Lease; provided, however, that no such renewal or extension shall be for a fixed term exceeding one year without the prior written consent of Purchaser, and Seller shall consult with Purchaser prior to renewing or extending any material Personal Property Lease.  Seller shall not cancel, terminate or amend (other than as provided in the preceding sentence relating to extensions) any such Personal Property Lease without the prior written consent of Purchaser.  Notwithstanding the foregoing, Seller shall use reasonable best efforts to amend any Personal Property Leases in order to transfer the related Personal Property to Purchaser pursuant to Article II if such amendment is required to effect such transfer.

Section 4.6                                    Notices to Obligors on Purchased Loans.

(a)                                 Purchaser shall no later than fifteen (15) days prior to the anticipated Closing Date prepare and transmit, at Purchaser’s sole cost and expense, to each obligor on each Purchased Loan, a notice in a form satisfying all legal requirements to the effect that the Purchased Loan will be transferred to Purchaser.  To the extent that Purchaser’s notice pursuant to the prior sentence shall be legally insufficient, Seller agrees, at Purchaser’s sole expense, to provide all Purchased Loan obligors with all required notices of the assignment and transfer of the Purchased Loans.

(b)                                 To the extent that any of the Purchased Loans transferred from Seller to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedure Act (12 U.S.C. § 2601 et seq.), Seller and Purchaser will jointly coordinate any appropriate required customer notices.

ARTICLE V.
INDEMNIFICATION

Section 5.1                                    Seller’s Indemnification of Purchaser.  Subject to any limitations set forth in Section 5.4, Seller and its respective successors and assigns shall indemnify, hold harmless, and defend Purchaser and its representatives, controlling persons and Affiliates from and against any Losses arising out of or relating to (a) any breach by Seller of any of its covenants or agreements contained herein occurring prior to the Effective Time, (b) any breach by Seller of any of its representations and warranties contained herein (with any such breach or inaccuracy to be determined without regard to any qualification for “materiality,” “in all material respects,” “Seller Material Adverse Effect” or similar qualifications), (c) the Branch Banking Operations as conducted at or before the Effective Time, (d) any Excluded Liabilities or (e) any breach of any of Seller’s representations, warranties, covenants and agreements contained in the Transition and Services Agreement.

Section 5.2                                    Purchaser’s Indemnification of Seller.  Subject to any limitations set forth in Section 5.4, Purchaser and its successors and assigns shall indemnify, hold harmless, and defend Seller and its representatives, controlling persons and Affiliates from and against any Losses arising out of or relating to (a) any breach by Purchaser of any of its covenants or agreements contained herein occurring prior to the Effective Time, (b) any breach by Purchaser of any of its representations and warranties contained herein, (c) the Branch Banking Operations as conducted after the Effective Time, (d) any Transferred Liabilities, or (e) any breach of any of Purchaser’s representations, warranties, covenants or agreements contained in the Transition and Services Agreement.

Section 5.3                                    Claims for Indemnity by Purchaser or Seller.

(a)                                 A claim for indemnity shall be made by the claiming party at any time prior to the applicable Claim Limitation Period by the giving of written notice thereof to the other party or, in the case of Seller, to Parent.  Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made.  In the event that any bona fide claim is made within such period, the indemnity relating to such claim shall survive until such claim is resolved.  No claim for indemnity made pursuant to

Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(e), Section 5.2(a), Section 5.2(b), Section 5.2(c) or Section 5.2(e) may be made at any time at or after eighteen (18) months from the Effective Time.  The applicable claim limitation period, as provided in the preceding sentence, is hereby referred to as the “Claim Limitation Period.”  For avoidance of doubt, the provisions of this Section 5.3(a) shall apply only to indemnification claims made pursuant to Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(e), Section 5.2(a), Section 5.2(b), Section 5.2(c) or Section 5.2(e).

(b)                                 In the event that any Person or entity not a party hereto shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit could result in any Loss to a party hereto of the kind for which such party is entitled to indemnification pursuant to Section 5.1 or 5.2, such indemnified party shall notify the indemnifying party of such demand, claim or lawsuit within thirty (30) Business Days of such demand, claim or filing; provided, however, that any failure by the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure to be given such notice.  Following receipt of notice of a demand, claim or lawsuit, and unless counsel to the indemnified party shall have determined in good faith that the assumption of such defense by the indemnifying party would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party, the indemnifying party shall have the option, at its cost and expense, to assume the defense of such matter and to retain counsel (not reasonably objected to by the indemnified party) to defend any such demand, claim or lawsuit, and the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such claim or litigation, other than reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof.  The indemnified party shall have the option of joining the defense of such demand, claim or lawsuit (which shall be at the cost and expense of the indemnified party unless (1) counsel to the indemnified party determines in good faith that joint representation would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party or (2) the indemnifying party fails to assume the defense of such demand, claim or lawsuit within a reasonable period of time following written notice thereof) with counsel not reasonably objected to by the indemnifying party and counsel for each party shall, to the extent consistent with its professional responsibilities, cooperate with the other party and any counsel designated by that party.  In effecting the settlement of any such demand, claim or lawsuit, the indemnifying party, or the indemnified party, as the case may be, shall act in good faith, shall consult with the other party and shall enter into only such settlement as the other party shall consent to, such consent not to be unreasonably withheld, conditioned or delayed.  An indemnifying party shall not be liable for any settlement not made in accordance with the preceding sentence.

Section 5.4                                    Limitations on Indemnification by Seller and Purchaser.

(a)                                 Seller shall not be required to indemnify Purchaser pursuant to Section 5.1(b) and Section 5.1(e), and Purchaser shall not be required to indemnify Seller pursuant to Section 5.2(b) and 5.2(e), until the aggregate amount of all Losses incurred by Purchaser or Seller, exceeds $150,000.  Once such aggregate amount of Losses incurred by Purchaser, on the one hand, or Seller, on the other hand, exceeds $150,000, Purchaser or Seller, as the case may be, shall thereupon be entitled to indemnification for the entire amount of all Losses incurred, without any deductions, reductions or limitations based on the amount of such threshold; provided, however, that the limitations contained in this sentence and the immediately preceding sentence shall not apply to any claims of common law fraud alleged to have been committed by or on behalf of the indemnifying party.  For avoidance of doubt, the provisions of this Section 5.4(a) shall apply only to indemnification claims made pursuant to Section 5.1(b), Section 5.1(e), Section 5.2(b) and Section 5.2(e).

(b)                                 Neither Seller, on the one hand, nor Purchaser, on the other hand, shall be obligated to indemnify the other party pursuant to Section 5.1(b), Section 5.1(e), Section 5.2(b) or Section 5.2(e) for Losses that exceed the Purchase Price Premium in the aggregate with all Losses asserted by such party; provided, however, that the limitations contained in this sentence shall not apply to any claim of common law fraud, alleged to have been committed by or on behalf of the indemnifying party or an Affiliate thereof upon the indemnified party.  For avoidance of doubt, the provisions of this Section 5.4(b) shall apply only to indemnification claims made pursuant to Section 5.1(b), Section 5.1(e), Section 5.2(b) and Section 5.2(e).

(c)                                  Following the Closing, the sole and exclusive remedy of the parties hereto with respect to any and all claims relating to the matters addressed in Section 5.1 or Section 5.2 (other than claims of common law fraud alleged to have been committed by or on behalf of the indemnifying party or an Affiliate thereof upon the indemnified party) shall be pursuant to the indemnification provisions set forth in this Article V; provided, however, that the parties may seek to enforce specifically this Agreement and the terms and conditions hereof.

(d)                                 Nothing in this Article V shall affect the rights and remedies of Purchaser or Seller with respect to any breach by the other of any of their covenants or agreements to be performed at or after the Effective Time.

Section 5.5                                    Parent’s Indemnification of Purchaser.  Subject to no limitations whatsoever, Parent and its respective successors and assigns shall indemnify, hold harmless, and defend Purchaser and its representatives, controlling persons and Affiliates from and against any Losses arising out of or relating to the failure of the condition set forth in Section 9.7 to be satisfied.  A claim for such indemnification shall be made by Seller by giving written notice to Purchaser of the amount of Losses resulting from the failure of the Closing to occur as a result of such condition not being satisfied.  For avoidance of doubt, “Losses,” as used in this Section 5.5, includes consequential damages and damages for lost profits.

Section 5.6                                    Treatment of Indemnification Payments.  Seller, Purchaser and Parent agree to treat any indemnification payment under this Article V as an adjustment of the consideration paid for the Transferred Assets for income Tax purposes.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 6.1                                    Corporate Organization; Corporate Authority.  Seller is a state bank duly organized and validly existing under the laws of the State of Illinois.  Seller and Parent have the corporate power and authority to carry on its respective businesses as currently conducted, to execute and deliver this Agreement and related documents and Guarantee, respectively, and to effect the transactions contemplated hereby.  Parent (in its capacity as the sole shareholder of Seller) has approved this Agreement and the transactions contemplated hereby.  The Board of Directors of Parent has approved the Guarantee.  Except as set forth in Section 8.18, no further corporate authorization is necessary for Seller or Parent to consummate the transactions contemplated hereby or the Guarantee, respectively.

Section 6.2                                    No Violation.  Assuming receipt of the required approvals referenced in Section 6.17 and Section 8.18, neither the execution and delivery of this Agreement or the Guarantee, nor the consummation of the transactions contemplated herein or by the Guarantee, (a) will violate or conflict with (i) the Articles of Association, Certificate of Incorporation, or Bylaws of Seller or Parent, as applicable or (ii) any of the leases constituting Transferred Assets (subject to obtaining all required landlord consents) or (b) will violate or conflict in any respect with (i) any provision of any agreement or any other restriction of any kind to which Seller or Parent is a party or by which Seller or Parent, the Transferred Assets or the Transferred Liabilities are bound; (ii) any statute, law, decree, regulation, or order of any Governmental Authority applicable to Seller or Parent; or (iii) any provision that will result in a default under, or cause the acceleration of the maturity of, any obligations or loans to which Seller or Parent is a party.

Section 6.3                                    Enforceable Agreement.  This Agreement has been duly executed and delivered by Seller, and upon execution and delivery by Purchaser, will be the legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms, and the Guarantee has been duly executed and delivered by Parent, and upon execution and delivery by Purchaser, will be the legal, valid and binding agreement of Parent enforceable in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting creditors’ rights generally or the rights of creditors, or of the FDIC as insurer, regulator, conservator, or receiver, of banks the accounts of which are insured by the FDIC.

Section 6.4                                    No Brokers.  All negotiations relative hereto and the transactions contemplated hereby have been carried on by Seller or Parent and Purchaser, and there has been no participation or intervention by any other Person, firm or corporation employed or engaged by or on behalf of Seller or Parent in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission, finder’s fee or like commission.

Section 6.5                                    Personal Property.  Seller owns, and will convey to Purchaser at the Closing, all of Seller’s right, title, and interest to all of the Personal Property, which constitutes good title, free and clear of any mortgages, liens, security interests, pledges or encumbrances of any kind or nature (“Liens”), other than any such Liens that are reflected in the Net Book Value of the Personal Property or that do not materially detract from the value of or interfere with the use of the Personal Property.  Except for the Excluded Assets, the Personal Property and other Transferred Assets constitute (or, in the case of the books and records, provide access to) all of the assets required to conduct the Branch Banking Operations in all material respects as presently conducted.

Section 6.6                                    The Real Property, the OREO and the Leased Branch.

(a)                                 Seller has good, marketable and insurable fee simple title to the Real Property and the OREO, subject to any applicable Permitted Encumbrances and any Title Defect addressed pursuant to the provisions of Section 2.3, and valid leasehold interests in the Leased Branch, subject to any applicable Permitted Encumbrances.  Complete and accurate descriptions of the Real Property and the Leased Branch are set forth on Schedule 6.6(a).

(b)                                 There are no pending, or, to the knowledge of Seller, threatened or contemplated condemnation or similar proceedings affecting the Real Property, the OREO, or any portion thereof.  Seller will present to Purchaser, within five (5) days after receipt by Seller, any notices that it receives relating to such a proceeding or any condemnation that relates to the Real Property or the OREO.  To the knowledge of Seller, there exists no fact or condition that would result in the termination of the existing access to the Real Property or the OREO.

(c)                                  Seller has not entered into any agreement for the sale, transfer, assignment or other disposition of the Real Property, the OREO or the Leased Branch or any interest therein.

(d)                                 Other than the Assumed Contracts, Seller has not contracted for any services or made any commitments or obligations therefor that will become binding upon Purchaser with respect to the Branches.

(e)                                  Schedule 6.6(e) contains a list and reasonably detailed description of each property classified by Seller as OREO.  Prior to the execution of this Agreement, Seller has delivered the latest appraisal of each property classified as OREO obtained by Seller.  The value of any of the OREO reflected on Seller’s most recent Financial Statement was determined on a “fair value less cost to sell” basis.  Except as disclosed on Schedule 6.6(e), Seller has not advanced funds to pay or otherwise paid any real estate taxes or assessments, insurance premiums or other maintenance or carrying costs relating to any such OREO and no such assessments, premiums or costs are past due or will become past due in if not paid in the next ninety (90) days.  Seller has not entered into any contract obligating it pay for expenses with respect to improvements on, or the development of, any OREO.

(f)                                   The Branch Lease is a valid, binding, and existing lease that is in full force and effect and under which Seller, as lessee, is entitled to possession of the Leased Branch.  Seller has made available to Purchaser a true and complete copy of the Branch Lease.  The Branch Lease is not subject to any lease, mortgage, deed or trust or other lien or interest that would entitle the holder thereof to interfere materially with or disturb the lessee’s rights under such Leased Branch so long as the lessee is not in default under the Branch Lease beyond any applicable cure period.  To Seller’s knowledge, no event or circumstance has occurred and is continuing that constitutes a default or would, with the lapse of time or receipt of notice or both, constitute a default under the Branch Lease.  Subject to Seller’s obtaining any necessary landlord consent, the assignment of the Branch Lease will transfer to Purchaser all of Seller’s rights under the Branch Lease.

Section 6.7                                    Condition of Property.  Each of the Owned Branch and the Leased Branch (a) is in good operating condition and repair and, to Seller’s knowledge, structurally sound, with no material alterations or repairs being required thereto under applicable law or insurance company requirements, (b) consists of sufficient land and lawful means of access to permit the use thereof in the manner and for the purposes to which they are presently devoted, and (c) is otherwise suitable and sufficient in all material respects (whether physical, structural, legal, or otherwise, and including the import of relevant lease terms) for its current use, operation and occupancy as a bank branch.  None of the Real Property, the OREO or, to Seller’s knowledge, the Leased Branch, is subject to any mortgage, security agreement, sales contract, option, right of first refusal or similar agreement or arrangement with any third party.  The Transferred Assets include all material real estate utilized by Seller in conducting the Branch Banking Operations.  To Seller’s knowledge, there is no pending or threatened imposition of material assessments or Tax increases against the Real Property, the OREO or the Leased Branch.

Section 6.8                                    Labor Matters; Employees.

(a)                                 No Employee is a party to any collective bargaining agreement, contract or other agreement or understanding with a labor organization of any type, nor is Seller, with respect to any Employee, the subject of any material proceeding asserting it has committed an unfair labor practice in violation of the National Labor Relations Act or any other similar or comparable state law seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s knowledge is any such proceeding threatened, nor to Seller’s knowledge is there any strike or similar labor dispute by the Employees pending or threatened.  Seller is unaware of any efforts during the past five years involving any Employee seeking to certify a collective bargaining unit or engaging in any other union organizational activity.

(b)                                 Schedule 6.8(b)(i) contains a complete and accurate list (and Seller will deliver a revised Schedule 6.8(b)(i) no fewer than five (5) days prior to the Closing complete and accurate in all material respects) of all Employees, their date of commencement of employment, their positions, their business locations, their annual/weekly/hourly rates of compensation, average scheduled hours per week and their status as full or part-time and active or on leave.  Schedule 6.8(b)(ii) sets forth a complete and accurate list of each Employee who is a party to any written employment, retention, severance or similar agreement with Seller, and Seller has made available true and complete copies of each such agreement.  Schedule 6.8(b)(iii) lists and Seller has made available to Purchaser each employee benefit plan, program or other arrangement providing benefits to any Employee or any beneficiary or dependent thereof that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, agreement, program or policy (collectively, the “Benefit Plans”).  Except as set forth on Schedule 6.8(b)(ii), no Employee is a party to any individual contract, written or oral, express or implied, for the employment of such Employee or the provision of severance or change of control benefits.  Except as set forth on Schedule 6.8(b)(iii), no Benefit Plan is a multiemployer plan with the meaning of Section 3(37) of ERISA or subject to Title IV of ERISA.

(c)                                  There are no material complaints, charges or claims against Seller pending or, to the knowledge of Seller, threatened in respect of Employees.

(d)                                 Except as disclosed on Schedule 6.8(b)(iii), the Parent Equity Incentive Plans are the only plans of Parent or Seller that provide for grants of equity-based incentive awards to Employees which have any such awards outstanding thereunder.

Section 6.9                                    Certain Contracts.  Each of the material Personal Property Leases, Safe Deposit Contracts and Assumed Contracts is valid and subsisting, in full force and effect, and Seller (and, to the knowledge of Seller, all other parties thereto) have performed in all material respects all obligations required to be performed by Seller (or such other party, as applicable) thereunder; and no condition exists that constitutes or, with notice, or lapse of time, or both, would constitute a default thereunder on the part of Seller, or, to the knowledge of Seller, on the part of any of the other parties to any thereof.  True and complete copies of each Assumed Contract (including any addenda, annexes, attachments, exhibits, schedules or amendments thereto) have previously been made available to Purchaser.

Section 6.10                             Purchased Loans.

(a)                                 Seller has full power and authority to hold each Purchased Loan, and has good and marketable title to the Purchased Loans, free and clear of any Liens.  Seller is authorized to sell and assign the Purchased Loans to Purchaser and, upon assignment, Purchaser will have the rights of Seller with respect to the Purchased Loans in accordance with the terms and conditions thereof.

(b)                                 Each Purchased Loan (such term to include, for purposes of this Section 6.10(b), the principal documents relating to such Purchased Loans, including notes, mortgages, security instruments, and guarantees) was originated and has been administered in conformity in all material respects with applicable laws and regulations; and its principal balance as shown on Seller’s books and records is true and correct as of the last day shown thereon.  Seller has complied in all material respects with all of its obligations under the Purchased Loans and, to Seller’s knowledge, each Purchased Loan represents the valid and binding obligation of the obligor(s) thereunder, enforceable by the holder thereof in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(c)                                  Each Purchased Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Seller as mortgagee or secured party.  Except as set forth on Schedule 6.10(c), no collateral has been released from any Lien granted to Seller.

(d)                                 The documentation relating to each Purchased Loan made by Seller and relating to all security interests, mortgages and other liens with respect to all collateral for each such Purchased Loan are adequate for the enforcement of the material terms of each Purchased Loan and of the related security interests, mortgages and other liens.  The terms of each Purchased Loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws (including laws relating to the extension of credit).

(e)                                  There are no Purchased Loans that have been or should have been classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification.  Seller has disclosed all Purchased Loans which are classified as “substandard,” “doubtful,” “loss,” “special mention,” “nonperforming” or “problem” on the “watch list”, a copy of which is attached as Schedule 6.10(e).  No borrower with respect to a Purchased Loan in excess of $25,000 has:  (i) filed, or consented by answer or otherwise to the filing against it of a petition for relief, reorganization or arrangement, or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law; (ii) made an assignment for the benefit of its creditors; (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other Person with similar power over such borrower or any substantial part of such borrower’s property; (iv) been adjudicated insolvent; or (v) to the knowledge of Seller, taken any action for the purpose of authorizing any of the foregoing.

(f)                                   Except as set forth on Schedule 6.10(f), Seller has not at any time purchased or sold any loans, advances or any participations therein, other than participations purchased from or sold to Affiliates.  Except as set forth on Schedule 6.10 (f), Seller has not at any time sold any of its loans or other assets with recourse of any kind to Seller or in violation of the terms of any loan guaranty, nor entered into any contract providing for the sale or servicing of any loan or other asset that constitutes a “recourse arrangement” under any applicable regulation or policy promulgated by a Governmental Authority.  Seller has not received any request to repurchase any loan, advance or participation therein or other asset sold to a third party, nor has Seller been advised by any third-party purchaser of any loan, advance or participation therein or any other asset that such purchaser intends to request that Seller repurchase such loan, advance or participation therein or other asset.

(g)                                  There are no contracts in the form of commitment letters binding upon  Seller to extend credit, in the amount per “one borrower” (as combined and aggregated as set forth in 12 C.F.R. §32.5), of $500,000 or more.

Section 6.11                             Deposit Liabilities.  The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Seller with respect to the termination of such insurance, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller.  The Deposit Liabilities were opened, extended or made, and have been maintained, in all material respects in accordance with all applicable federal, state and local laws, regulations, rules and orders.  The Deposit Liabilities (a) are in all respects genuine and enforceable obligations of Seller, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting creditors’ rights generally or the rights of creditors, or of the FDIC as insurer, regulator, conservator, or receiver, of banks the accounts of which are insured by the FDIC, and (b) were acquired in the ordinary course of Seller’s business.  Seller has made available to Purchaser any material document setting forth the terms and agreements relating to the Deposit Liabilities.  During the five (5) years preceding the date hereof, neither Seller nor any of its Affiliates has transferred or booked any material amount of deposit liabilities previously booked to a branch or business location of any Affiliate of Seller, other than a Branch.  Except as set forth on Schedule 6.11, none of the Deposit Liabilities constitute Brokered Deposits.

Section 6.12                             Books, Records, Documentation, Etc.  The books and records being transferred to Purchaser hereunder are complete, correct and accurate in all material respects, have been maintained in a consistent and a customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices.  The deposit forms and lending-related forms, notices, statements, and related documentation, as well as Seller’s policies, procedures, and practices with respect thereto, used in connection with the Branch Banking Operations comply in all material respects with applicable federal and state laws and regulations.

Section 6.13                             Litigation and Regulatory Proceedings.  Except as set forth on Schedule 6.13, there are no actions, causes of action, complaints, claims, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller and affecting or relating to any of the Transferred Assets or Transferred Liabilities, whether at law or in equity or before or by a Governmental Authority.  No Governmental Authority has notified Seller that it would oppose or not approve or consent to the transactions contemplated hereby, and Seller knows of no reason for any such opposition, disapproval or nonconsent.  Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, nor has Seller been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

Section 6.14                             Financial Information.  Seller has made available to Purchaser copies of Seller’s unaudited balance sheet and income statement as of and for the periods ended June 30, 2019 and Seller’s Call Reports as of and for the periods ended December 31, 2018, March 31, 2019 and June 30, 2019 (collectively, the “Financial Statements”).  Each of the Financial Statements is based upon the books and records of Bank, and were prepared in accordance with GAAP and accounting principles of governmental entities generally applicable to banks, on a basis consistent with past practices (collectively, the “Accounting Standards”).  Each of the Financial Statements is true and correct and fairly and accurately presents the financial condition of Seller as of those dates in accordance with the Accounting Standards.

Section 6.15                             Tax Matters.

(a)                                 Seller has filed all material Tax Returns required to be filed relating to the ownership and operation of the Transferred Assets.  All such Tax Returns were correct and complete in all material respects.  All material Taxes relating to the ownership and operation of the Transferred Assets owed by Seller (whether or not shown on any Tax Returns) have been paid.  Except as set forth on Schedule 6.15(a), Seller is not the beneficiary of any extension of time within which to file any Tax Return relating to the ownership and operation of the Transferred Assets.  Seller is not a party to any dispute or claim concerning any Tax Liability of Seller relating to Seller’s ownership and operation of the Transferred Assets.  No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns relating to the ownership and operation of the Transferred Assets that it is or may be subject to taxation by that jurisdiction.  There are no security interests on any of the Transferred Assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)                                 Seller has withheld and paid all Taxes relating to the ownership and operation of the Transferred Assets required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party through the Effective Time.

(c)                                  None of the Transferred Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

(d)                                 With respect to the Transferred Assets and the Transferred Liabilities, Seller has obtained all necessary completed and executed Internal Revenue Service Forms W-8 or W-9, as applicable, from the appropriate Persons.

(e)                                  With respect to the Transferred Assets and the Transferred Liabilities, Seller has complied with all applicable provisions of Section 1471 through 1474 of the Code.

Section 6.16                             Allowance for Loan and Lease Losses.  The allowance for loan and lease losses (“ALLL”) is in compliance in all material respects with (a) the existing methodology of Seller for determining the adequacy of the ALLL and the Accounting Standards, and (b) the standards established by applicable Governmental Authorities.  The ALLL is and will be adequate in all material respects under all such standards.  Seller has not been notified by any Governmental Authority or independent auditor of Seller, in writing or otherwise, that:  (i) such allowances are inadequate; (ii) the practices and policies of Seller in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with the Accounting Standards or the requirements of any Governmental Authority; or (iii) such allowances are inconsistent with the historical loss experience of Seller.

Section 6.17                             Consents and Approvals.  Except for the Regulatory Approvals, no consents, approvals, filings or registrations with Governmental Authorities are required in connection with Seller’s consummation of the transactions contemplated hereby or Parent’s performance of the Guarantee.  Seller has no reason to believe that it will not be able to obtain all Regulatory Approvals in a prompt and timely manner.  Except for the third-party consents listed on Schedule 6.17, no consents from any parties (other than Governmental Authorities) are required in connection with Seller’s consummation of the transactions contemplated hereby or Parent’s performance of the Guarantee.

Section 6.18                             Environmental Laws.

(a)                                 Seller has made available to Purchaser true and complete copies of all Existing Environmental Reports.  Except as disclosed on Schedule 6.18(a), (i) there are no violations of any Environmental Laws or any Environmental Liabilities or the presence (including in any underground or other storage tanks) of any Hazardous Substance on or under the Real Property, the OREO or the Leased Branch, (ii) the Real Property, the OREO, and, to Seller’s knowledge, the Leased Branch are not subject to any Lien, court order, administrative order or decree, imposed by or arising under any Environmental Law, and there are no proceedings pending, or to Seller’s knowledge threatened, for the imposition of any Lien under, or alleging the violation of or any liability under, any Environmental Law, (iii) Seller has complied and is now complying with, and the Real Property, the OREO and the Leased Branch has been operated in accordance with, in all material respects, all Environmental Laws applicable to the Real Property, the OREO and the Leased Branch, and (iv) Seller has not received any notice from any person or Governmental Authority alleging that Seller or the Real Property, the OREO or the Leased Branch is not in compliance with, or seeking to impose any liability under, any Environmental Law.

(b)                                 There are no present or, to Seller’s knowledge, past actions, activities, circumstances, events or incidents, including any storage or disposal, or release, discharge or emission, of Hazardous Substance, that could form the basis for assertion of any Environmental Liability with respect to the Real Property, the OREO or the Leased Branch.

(c)                                  To Seller’s knowledge, no Purchased Loan is secured by real property for which there is a threat of potential Environmental Liability that could reasonably be expected to exceed $25,000.

Section 6.19                             Community Reinvestment Compliance.  Seller is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” in its most recent exam under the CRA as of the date hereof.

Section 6.20                             Deposit and Loan Data.  The amount, rate and accrued interest on the Deposits and Purchased Loans as of June 30, 2019, the past-due status of Purchased Loans as of June 30, 2019, and all other written or magnetically (or otherwise) recorded financial data and information, provided by, or to be provided by, Seller to Purchaser in connection with the transactions contemplated hereby was, or will be, complete and accurate in all material respects as of the date so provided based on Seller’s books and records and the internal accounting procedures of Seller consistently applied.

Section 6.21                             Compliance with Laws.  The Branch Banking Operations have been conducted by Seller in compliance in all material respects with all federal, state and local laws, regulations and ordinances applicable thereto.

Section 6.22                             Absence of Certain Changes.  Since June 30, 2019, there has not been any change, condition, event or development that, individually or in the aggregate, would constitute a Seller Material Adverse Effect, and, except as set forth on Schedule 6.22, (a) there has not been any action taken of the type described in Section 8.3 that, had such action occurred after the date hereof, would be in violation of such Section 8.3, and (b) Purchased Loans have been made in a manner consistent with past practice as it relates to the normal and customary credit standards and policies of Seller and (c) the overall status of the Purchased Loans that were outstanding as of June 30, 2019 as it relates to credit quality does not differ in any material respect from such status as of such date.

Section 6.23                             Substitute Securities.  The Substitute Securities will be creditworthy to the same or a higher degree than the Municipal Securities.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 7.1                                    Corporate Organization; Corporate Authority.  Purchaser is a state bank duly organized and validly existing under the laws of the State of Illinois.  Purchaser has the corporate power and authority to carry on the business being acquired, to assume the liabilities being transferred, to execute and deliver this Agreement and related documents and to effect the transactions contemplated herein and therein.  The Board of Directors of Purchaser has approved this Agreement.  No further corporate authorization is necessary for Purchaser to consummate the transactions contemplated hereby.

Section 7.2                                    No Violation.  Assuming receipt of the required approvals referenced under Section 7.4, neither the execution and delivery hereof, nor the consummation of the transactions contemplated herein will violate or conflict with (a) the Articles of Association or Bylaws of Purchaser; (b) provision of any agreement or any other restriction of any kind to which Purchaser is a party or by which Purchaser is bound; (c) any statute, law, decree, regulation or order of any Governmental Authority applicable to Purchaser; or (d) any material provision that will result in a default under, or cause the acceleration of the maturity of, any obligations or loans to which Purchaser is a party.

Section 7.3                                    Enforceable Agreement.  This Agreement has been duly executed and delivered by Purchaser and, upon execution and delivery by Seller, will be the legal, valid, and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, and the Guarantee has been duly executed and delivered by Purchaser, and upon execution and delivery by Parent will be the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except, in each case, as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or similar laws, (b) judicial decisions relating to or affecting creditors’ rights generally or the rights of creditors, or (c) the FDIC, as insurer, regulator, conservator, or receiver, of banks the accounts of which are insured by the FDIC.

Section 7.4                                    Consents and Approvals.  Except for the Regulatory Approvals, no consents, approvals, filings or registrations with any Governmental Authorities are required in connection with Purchaser’s consummation of the transactions contemplated hereby, other than such consents, approvals, filings and registrations that may be required as a result of any facts or circumstances relating solely to Seller.  Purchaser has no reason to believe that it will not be able to obtain all Regulatory Approvals in a prompt and timely manner.  No consents from any third parties (other than Governmental Authorities) are required in connection with Purchaser’s consummation of the transactions contemplated hereby (other than such consents that may be required as a result of any facts or circumstances relating solely to Seller).

Section 7.5                                    Sufficient Funds.  On the Closing Date, Purchaser will have sufficient funds available to consummate the transactions contemplated hereby.

Section 7.6                                    No Brokers.  All negotiations relative hereto and the transactions contemplated hereby have been carried on by Seller or Parent and Purchaser, and there has been no participation or intervention by any other Person, firm or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Seller or Parent for a brokerage commission, finder’s fee or like commission, except that Purchaser has retained Panoramic Capital Advisors, Inc., the fees of which will be paid by Purchaser.

Section 7.7                                    Litigation and Regulatory Proceedings.  Except for proceedings relating to matters contemplated by Section 7.4, there are no actions, causes of action, complaints, claims, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser that would reasonably be expected to materially adversely affect Purchaser’s ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby, whether at law or in equity or before or by a Governmental Authority.  As of the date hereof, no Governmental Authority has notified Purchaser that it would oppose or not approve or consent to the transactions contemplated hereby and Purchaser knows of no reason (other than any reason relating to Seller and its Affiliates) for any such opposition, disapproval or nonconsent.  Neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, in any case that would reasonably be expected to materially adversely affect Purchaser’s ability to timely perform its obligations hereunder.

ARTICLE VIII.
OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 8.1                                    Full Access.

(a)                                 Until the Closing Date, Seller shall afford to the officers and representatives of Purchaser, upon reasonable prior notice, reasonable access during normal business hours of Seller to all properties, Employees, books, and records pertaining to the Branch Banking Operations, specifically including all books and records relating to the Deposit Liabilities, the Purchased Loans, the Owned Branch, the Leased Branch, Personal Property, and Employees.  In exercising its rights of access pursuant to the previous sentence, Purchaser will make reasonable efforts to minimize any disruption to Seller’s business activities and Seller’s relations with its customers.  Seller will cooperate with Purchaser to the extent reasonably requested and to the extent permitted by law to provide Purchaser with information about Employees and a reasonable opportunity to meet with Employees.  Nothing in this Section 8.1(a) shall require Seller to provide access to or disclose information where such access or disclosure would violate the rights of customers, result in the loss of any attorney-client privilege or contravene any law, rule, regulation, order, judgment or decree.  The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 Between the date hereof and the Closing Date, the parties shall meet on at least a monthly basis to discuss matters relating to the Branch Banking Operations (including credit quality and related issues), the Conversion, customer communications, Employee matters and other issues relating to the Transferred Assets and Transferred Liabilities and the transactions contemplated hereby to the extent permitted by applicable law.  In addition, Seller shall provide to Purchaser monthly reports regarding the Purchased Loans and Deposits, as well as monthly asset quality reports as reasonably requested by Purchaser, including watch loans, past due reports, non-performing assets, charge-offs, risk rating distribution, portfolio growth, industry and product concentrations and composition, and changes to off-balance sheet exposures.

(c)                                  Any information discovered, disclosed or revealed pursuant to Section 2.6, Article IV or this Section 8.1, or otherwise disclosed by Seller or Purchaser in connection with entering into or performing the covenants and agreements contemplated hereby, shall be considered Confidential Information to be held in confidence by the other party: (i) in the case of Purchaser, (A) until the Closing Date with respect to such Confidential Information concerning Seller, and (B) in perpetuity with respect to such Confidential Information concerning Parent and Affiliates of Parent other than Seller, and (ii) in the case of Seller, in perpetuity.

Section 8.2                                    Application for Approval.

(a)                                 As soon as reasonably practicable following the execution of this Agreement, the parties shall prepare and file applications and notices relating to the Regulatory Approvals.  Each party agrees to process such applications as promptly as reasonably practicable and to provide the other party promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its reasonable best efforts to obtain the Regulatory Approvals.  Each party shall promptly notify the other party upon receipt by such party of notification that any application provided for hereunder has been accepted or denied.  Each party shall provide all cooperation and information reasonably requested by the other party in connection with such party’s obligations pursuant to this Section 8.2(a) and such party’s compliance with the requirements of the applicable regulatory authorities.

(b)                                 The parties shall (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Regulatory Approvals, (ii) subject to applicable law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Authority, including the applications referred to in Section 8.2(a), (iii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda)

received by such party from, or given by such party to, any Governmental Authority, in each case regarding or potentially affecting any of the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting or conference with any Governmental Authority.  In the event any such Regulatory Approvals require that provision be made for the payment or satisfaction of any Excluded Liabilities, Seller acknowledges that it will be solely responsible for and shall make any such provision, or obtain the agreement of Parent to be responsible for and make such provision.

Section 8.3                                    Conduct of Business.  Except as expressly set forth herein or as may otherwise be agreed upon by Purchaser in writing, (i) Seller will continue to conduct the Branch Banking Operations (including Deposit and loan pricing) until the Closing in the ordinary course of business consistent with past practices, and (ii) Seller shall not:

(a)                                 except as set forth on Schedule 8.3(a), increase or agree to increase, or enter into or modify any plans, practices or agreements with respect to, the salary, benefits, remuneration, severance or compensation of, or pay any bonus to, any Employee (other than, following notice to Purchaser, any changes to the extent required by applicable law), or materially increase or materially decrease the number of Employees;

(b)                                 except as set forth on Schedule 8.3(b), sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of, or permit any Lien to be created on, any of the Transferred Assets existing as of the date hereof;

(c)                                  make or agree to make any material improvements to the Real Property, the OREO or the Leased Branch, except with respect to commitments for such made prior to the date hereof and previously disclosed to Purchaser in writing and for normal maintenance or refurbishing made in the ordinary course of business consistent with past practice;

(d)                                 file any application or give any notice to relocate or close either of the Branches or any of the ATMs or relocate or close or, absent an emergency situation requiring such action, suspend operations at such Branch or ATM (in which event such suspension shall be permitted only for the duration of such emergency);

(e)                                  subject to Section 4.5, except in the ordinary course of business consistent with past practice, amend, terminate or extend the Branch Lease, the Personal Property Lease or any Safe Deposit Contract, ATM Lease or Assumed Contract without the prior written consent of Purchaser (other than any amendment to any Personal Property Lease or Assumed Contract required in order to transfer the related assets to Purchaser pursuant to Article II);

(f)                                   except as set forth on Schedule 8.3(f), take, or permit any Affiliate to take, any action impairing in any material respect Purchaser’s rights in any Deposit Liabilities or Transferred Assets or waive any material right, whether in equity or at law, that it has with respect to any Purchased Loan (other than collection and work-out procedures undertaken in all material respects in accordance with Seller’s normal and customary practices relating thereto);

(g)                                  take, or permit any Affiliate to take, any action or fail to take, or permit any Affiliate to fail to take, any action that is intended to or is reasonably likely to cause any of the representations or warranties set forth in Article VI that is not qualified as to materiality or Seller Material Adverse Effect to be or become untrue in any material respect individually or in the aggregate, any of the representations or warranties set forth in Article VI that is qualified as to materiality or Seller Material Adverse Effect to be or become untrue in any respect, or any of the conditions set forth in Articles IX or X not to be satisfied;

(h)                                 increase its pricing of Deposits such that its rates exceed the rates offered generally by other financial institutions in the Rockford, Illinois market;

(i)                                     fail to follow Seller’s normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice;

(j)                                    without notifying Purchaser, make or approve any new loan that constitutes a Purchased Loan, or extend or renew any Purchased Loan, the principal amount of which (together with any related commitments to extend credit) (i) is equal to or in excess of $1,000,000, if such loan, extension or renewal is a secured loan, or (ii) is equal to or in excess of $350,000 if such loan, extension or renewal is an unsecured loan;

(k)                                 without notifying Purchaser, issue any Letter of Credit except in an amount and term not to exceed the available amount and term of a line of credit that is a Purchased Loan; or

(l)                                     agree with, or commit to, any Person to do any of the things described in the foregoing (a) through (k) except as expressly permitted hereunder.

Section 8.4                                    Solicitation of Customers by Purchaser Prior to Closing.  At any time prior to the Closing Date, Purchaser will not, and will not permit any of its Affiliates, to conduct any mass marketing that is specifically targeted to induce customers whose Deposit Liabilities are to be assumed or whose Purchased Loans are to be acquired by Purchaser pursuant hereto to discontinue or limit their account relationships with Seller or to conduct any media or customer solicitation activities outside of the ordinary course of business of Purchaser, consistent with past practice, that are specifically targeted to induce any such customers to discontinue or limit any such relationships, it being understood and agreed that the foregoing is not intended to prohibit general advertising or solicitations directed to the public generally or other similar activities conducted in the ordinary course of business of Purchaser.

Section 8.5                                    No Solicitation by Seller and Its Affiliates.  For a period of five (5) years following the Effective Time, Seller and its Affiliates will not, directly or indirectly, (a) establish or conduct a branch deposit and loan business, or other commercial or retail banking business, anywhere within seventy-five (75) miles of Rockford, Illinois, (b) solicit deposit or loan business or other commercial or retail banking business from customers whose Deposit Liabilities and/or

Purchased Loans are assumed or acquired by Purchaser pursuant hereto; provided, however, that clause (b) of this Section 8.5 shall not apply to Seller’s or any of its Affiliates use of general non-targeted bank advertising, or (c) solicit for employment, solicit to retain as an independent contractor or consultant, or induce to terminate employment with Purchaser or otherwise interfere with Purchaser’s employment relationship with any Branch Employee; provided, however, that clause (c) of this Section 8.5 shall not apply if such Branch Employee has been terminated by Purchaser or if such Branch Employee is hired by Seller or its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted at employees of Purchaser.

Section 8.6                                    Efforts to Consummate; Further Assurances.  The parties hereto agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to Closing.  After the Effective Time, (a) Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Transferred Assets, and (b) Purchaser will duly execute and deliver such assumptions, acknowledgments and other instruments of assumption and transfer as shall at any time be necessary or appropriate to cause the Transferred Liabilities to be assumed by Purchaser and to cause Seller to be discharged from all liability and obligation thereunder.

Section 8.7                                    Fees and Expenses.  Unless expressly stated to the contrary herein, Purchaser will assume and pay for the expenses it incurs in connection with the transactions contemplated hereby, and Parent will assume and pay for the expenses it and Seller incurs in connection with the transactions contemplated hereby; provided, however, that (a) Purchaser shall pay all fees and expenses associated with the regulatory application process, (b) except as provided in Section 2.1(h) with respect to Transfer Taxes that are payable or that arise as a result of the consummation of the transactions contemplated hereby, (c) Purchaser shall be responsible for the costs, charges and expenses relating to all title examinations, title search fees, surveys, title insurance (including premiums and the costs of any endorsements), environmental investigation costs, its own attorneys’ and accountants’ fees and expenses, software license and transfer fees, recording fees, transfer fees, regulatory applications and other expenses arising in connection therewith as well as all costs and expenses associated with the transfer or perfection of any security interests or liens securing Purchased Loans and related motor vehicles transferred hereunder, and (d) Purchaser shall be responsible for any costs of removing Seller’s signage from the Branches.

Section 8.8                                    Third Party Consents.

(a)                                 Seller shall use its reasonable best efforts to obtain from the lessor under the Branch Lease any consents to the assignment of such lease required under the terms thereof in connection with the consummation of the transactions contemplated hereby and the removal of Seller’s signage and the installation of Purchaser’s signage (the “Landlord Consent”).

(b)                                 Seller shall use its reasonable best efforts to obtain from the parties to any material contract, agreement, license or Personal Property Lease to be transferred hereunder, any consents to the assignment of any such material contracts, agreements, licenses and leases required under the terms of such contract, agreement, license or lease in connection with the consummation of the transactions contemplated hereby.

Section 8.9                                    Insurance.  Seller shall maintain in effect until the Closing Date all casualty and public liability policies relating to the Real Property and the Leased Branch and the activities conducted thereon and maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until the Effective Time.

Section 8.10                             Public Announcements.  Any public announcement, including any announcement to Employees, customers, suppliers or others having dealings with Seller, or similar publicity with respect to this Agreement or the transactions contemplated hereby, will be issued, if at all, at such time and in such manner as Purchaser will determine and approve, or as required by applicable law.  Notwithstanding the foregoing, Purchaser and Seller agree that (a) a press release announcing the execution of this Agreement in a form prepared by Purchaser and reviewed and approved by Seller (with such approval not to be unreasonably withheld, conditioned or delayed) may be made on the day after execution of this Agreement, and (b) any customer communication relating to this Agreement and the transactions contemplated hereby delivered prior to the Effective Time will be in a form prepared by Purchaser and reviewed and approved by Seller (with such approval not to be unreasonably withheld, conditioned or delayed).  Purchaser will have the right to be present for any in-person announcement by Seller to the Employees.

Section 8.11                             Advice of Changes.  Seller shall promptly advise Purchaser of any change or event having a Seller Material Adverse Effect.  Seller and Purchaser shall each promptly advise the other party of any change or event, (a) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or (b) that it believes would or would be reasonably likely to cause any of the conditions set forth in Article IX or Article X not being satisfied.

Section 8.12                             Non-Solicitation of Transactions.  Neither Seller nor any of its Affiliates shall, directly or indirectly, through any officer, director or agent of any of them or otherwise, encourage, solicit, initiate, negotiate, enter into any agreement with respect to, or participate in discussions with respect to or furnish any information in connection with the sale of all or any part of the Transferred Assets or Transferred Liabilities, other than the transactions contemplated hereby.  Seller will notify Purchaser orally (within one (1) Business Day) and in writing (as promptly as practicable) of any inquiry or proposal received with respect to any such transaction.  As of the date hereof, Seller shall, and shall cause its and its Affiliates’ officers, directors and agents to, cease any pending discussions or negotiations regarding any such transaction.

Section 8.13                             Employees and Employee Benefit Matters.

(a)                                 Not later than the Business Day prior to the Effective Time, Purchaser shall offer Comparable Employment as of the Effective Time to each Employee that Purchaser desires to employ, as long as such Employee is then employed by and in good standing with Seller; provided that Purchaser in no event will offer employment to the Excluded Employees.  Within thirty (30) days prior to the anticipated Closing Date, Seller will provide to Purchaser employment records of the Employees and a reasonable opportunity to meet with the Employees in a manner consistent with Section 8.1.

Purchaser shall keep Seller informed on a reasonably prompt basis of any offer of employment made by Purchaser to any Employees.

(b)                                 During the period commencing on the Closing Date and ending no earlier than the first anniversary thereof, Purchaser shall provide the Employees of the Branch Banking Operations who become employees of Purchaser in connection with the transactions contemplated by this Agreement (the “Branch Employees”) with employee benefits substantially comparable in the aggregate to similarly situated employees of Purchaser, as in effect from time to time.  For Employees who are not offered Comparable Employment by Purchaser and whose employment is terminated by Seller on, or within six (6) months after, the Closing Date, Purchaser shall offer each such Employee severance benefits equal to one week of base compensation for each full year of service with Seller and its affiliates, with a minimum of two (2) and a maximum of twelve (12) weeks of severance pay; provided, that Purchaser shall in no event provide any severance benefits to the Excluded Employees.

(c)                                  For purposes of eligibility and vesting under the employee benefit plans of Purchaser (which may be sponsored by an Affiliate of Purchaser) for which service is taken into account or recognized, and that provide benefits to any Branch Employees after the Closing Date (the “New Plans”), each Branch Employee shall be credited with his or her years of service from his or her most recent date of hire with Seller or any predecessor of Seller before the Closing Date, to the same extent as such Branch Employee was entitled, before the Closing Date, to credit for such service under any similar employee benefit plans of Seller, except to the extent such credit would result in a duplication of benefits or for purposes of benefit accrual.  Without limiting the generality of the foregoing, each Branch Employee shall be eligible to participate, as of the Closing Date in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable employee benefit plans of Seller in which such Branch Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”); provided, however, that in the case of the 401(k) plan in which Purchaser’s employees participate, Branch Employees shall be eligible to participate in such plan as of the first day of the month following the month in which the Closing occurs.  For purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Branch Employee, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of any Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided, that Seller provides Purchaser as promptly as practicable, but in no event later than thirty (30) days following a request therefor, with such data as may be reasonably requested by Purchaser in connection therewith (whether from Seller or the applicable plan administrator or insurer), and Seller delivers to Purchaser an update of such information as of the Closing Date no later than sixty (60) days following the Closing Date.

(d)                                 Seller shall pay, discharge and be responsible for:  (1) all salary and wages arising out of employment of the Employees and Branch Employees through the Closing Date; and (2) any employee benefits (including vacation, sick and personal days accrued but unused) arising under the Old Plans and employee programs prior to the Closing Date, including benefits with respect to claims incurred on or prior to the Closing Date but reported after the Closing Date.  From and after the Closing Date, Purchaser shall pay, discharge and be responsible for all salary, wages and benefits arising out of or relating to the employment by Purchaser of the Branch Employees from and after the Closing Date.  For this purpose, claims under any medical, dental, vision, or prescription drug plan will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made; provided, however, that with respect to claims relating to hospitalization, the claim will be deemed to be incurred on the date the Employee is first absent from work because of the condition giving rise to such disability and not when the Employee is determined to be eligible for benefits under the applicable welfare benefit plan.  Seller will provide any continuation coverage required under COBRA or applicable state law to each “qualified beneficiary” (as defined in COBRA) whose first “qualifying event” (as defined in COBRA) occurs on or prior to the Closing Date and each “M&A Qualified Beneficiary” (as defined under Section 54.4980B-9 of the Treasury Regulations).  Purchaser will provide any continuing coverage required under COBRA to each qualified beneficiary whose first qualifying event occurs after the Closing Date; provided, however, that such qualified beneficiary is covered by Purchaser’s health plan as an active employee or a dependent of an active employee at the time of such first qualifying event.

(e)                                  Parent agrees that it will cause (i) all stock options issued to Employees under the Parent Equity Incentive Plans to be fully vested immediately prior to the Effective Time, provided the respective Employee remains employed by Seller in good standing as of the Closing Date, (ii) all amounts invested in the Parent Deferred Compensation Plan by Employees to be distributed to such Employees in a lump sum following the Closing Date in accordance with the terms of the Parent Deferred Compensation Plan and the respective Employee’s participation agreements thereunder, and (iii) matching contributions for the calendar year in which the Closing occurs with respect to Employees who are participants in the Parent 401(k) Plan and who remain Employed by Seller as of the Closing Date, based on the respective Employee’s deferrals made through the Closing Date, to be made to the Parent 401(k) Plan, without regard to whether the Employee is employed by Seller as of December 31 of the calendar year in which the Closing occurs.  Notwithstanding the foregoing, Parent shall not be required to take any action pursuant to this Section 8.13(e) unless such action is in accordance with applicable legal requirements and the terms of the Parent Equity Incentive Plan, the Parent Deferred Compensation Plan or the Parent 401(k) Plan, as the case may be.

Section 8.14                             Physical Damage to the Owned Branch.  In the event of any physical damage or destruction, other than ordinary wear and tear, to the Owned Branch between the date hereof and the Closing Date, at the election of Seller, either (a) Seller shall prior to the Closing Date repair such damage or destruction to return such property to its condition prior to such damage or destruction or (b) Seller shall pay to Purchaser an amount equal to the sum of (i) the insurance proceeds received by Seller with respect to such damage or destruction, (ii) any applicable deductible amount and (iii) such additional amount as may be required to repair such damage or destruction to return such property to its condition prior to such damage or destruction, or, if the damage or destruction is not reasonably capable of repair, to reflect the difference between the amounts paid under the preceding clauses (i) and (ii) and the Net Book Value of the Owned Branch.

Section 8.15                             Letters of Credit.  It is the intention of the parties hereto that Purchaser will assume all obligations accruing after the Effective Time with respect to the Letters of Credit.  Accordingly, Seller and Purchaser agree to use their respective reasonable best efforts to obtain prior to the Closing Date the consent of the beneficiary (if necessary) to the assumption of (and the resulting release of Seller from) the Letters of Credit and/or to issue replacement letters of credit for those Letters of Credit that are standby Letters of Credit.  At least five (5) Business Days prior to the Closing Date, Seller shall provide to Purchaser a list of all such Letters of Credit for which consent is required.

Section 8.16                             Loan Participations.  Prior to the Effective Time, (a) Seller will transfer out of Seller’s loan portfolio, or otherwise exclude from the Transferred Assets, any Affiliate Participations, and (b) Seller will obtain the return to Seller’s portfolio of the Purchased Loans any participations therein that were previously sold to Seller’s Affiliates by Seller.  The sum of the amount of the participations transferred pursuant to clause (a) minus the amount of the participations returned pursuant to clause (b) shall be referred to as the “Participation Adjustment”.

Section 8.17                             Updated Financial Statements and Future Call Reports.  During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article XI, Seller will furnish Purchaser with the balance sheets of Seller as of the end of each calendar month and the related statements of income, within 20 days after the end of each such calendar month.  Such financial information will be prepared on a basis consistent with the Financial Statements and will fairly present the financial position of Seller as of the dates thereof and the results of operations of Seller for the month then ended.  Seller will provide any Future Call Reports of Seller at such time as the Call Reports become publicly available.

Section 8.18                             Seller’s Corporate Approval.  Within fifteen (15) days following the date of this Agreement, Parent shall cause the board of directors of Seller to approve, ratify and adopt this Agreement in all respects. Parent shall deliver to Seller a true and complete copy of the resolutions of Seller’s board of directors setting forth such approval.

Section 8.19                             Exchange of Securities.  During the period from the date of this Agreement to the Effective Time, Seller will exchange with an Affiliate of Seller or Parent the Municipal Securities for Substitute Securities that will be approved in advance by Purchaser (which approval will not be unreasonably withheld, conditioned or delayed).

ARTICLE IX.
CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of Purchaser to complete the transactions contemplated herein is conditioned upon fulfillment or, where legally permitted, waiver, on or before the Closing Date, of each of the following conditions:

Section 9.1                                    Representations and Warranties True.  Each of the representations and warranties made by Seller herein that is qualified as to materiality or Seller Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time, and each of the representations and warranties made by Seller herein that is not qualified as to materiality or Seller Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Effective Time, in each case as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be so true and correct as of such date).

Section 9.2                                    Obligations Performed.  Seller shall have performed and complied in all material respects with all obligations, covenants and agreements, taken as a whole, required hereby to be performed or complied with by it prior to or at the Effective Time.

Section 9.3                                    Delivery of Documents.  Seller shall have delivered to Purchaser those items required by Section 3.2(b).

Section 9.4                                    Approvals.  The parties shall have obtained the Regulatory Approvals.  No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, judgment, decree, legal restraint or other order (whether temporary, preliminary or permanent) (an “Order”) that is in effect and prohibits or makes illegal the consummation of the transactions contemplated hereby.

Section 9.5                                    No Seller Material Adverse Effect.  There shall not have been any change, condition, event or development that, individually or in the aggregate, would constitute a Seller Material Adverse Effect.

Section 9.6                                    Landlord Consent.  Seller shall have obtained the Landlord Consent.

Section 9.7                                    Evidence of Seller’s Corporate Approval.  Seller’s board of directors shall have approved, ratified and adopted this Agreement in all respects, and a true and complete copy of the resolutions of Seller’s board of directors evidencing such approval shall have been delivered to Purchaser. Such resolutions shall remain in full force and effect at the Effective Time.

ARTICLE X.
CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller to complete the transactions contemplated herein is conditioned upon fulfillment or, where legally permitted, waiver, on or before the Closing Date, of each of the following conditions:

Section 10.1                             Representations and Warranties True.  Each of the representations and warranties made by Purchaser herein that is qualified as to materiality shall be true and correct as of the date hereof and as of the Effective Time, and each of the representations and warranties made by Purchaser herein that is not qualified as to materiality shall be true and correct in all material respects as of the date hereof and as of the Effective Time, in each case as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be so true and correct as of such date).

Section 10.2                             Obligations Performed.  Purchaser shall have performed and complied in all material respects with all obligations and agreements, taken as a whole, required hereby to be performed or complied with by it prior to or on the Effective Time.

Section 10.3                             Delivery of Documents.  Purchaser shall have delivered to Seller those items required by Section 3.2(c).

Section 10.4                             Approvals.  The parties shall have obtained all Regulatory Approvals.  No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and prohibits or makes illegal the consummation of the transactions contemplated hereby.

ARTICLE XI.
TERMINATION

Section 11.1                             Methods of Termination.  This Agreement may be terminated in any of the following ways:

(a)                                 by either Purchaser or Seller, in writing five (5) days in advance of such termination, if the Closing has not occurred by March 31, 2020 (provided that no party shall be permitted to terminate this Agreement hereunder if (ii) the failure of the Closing to occur prior to such date arises out of or results from the actions or omissions of the terminating party) or (ii) the parties are working in good faith for the receipt of any outstanding Regulatory Approval;

(b)                                 at any time on or prior to the Effective Time by the mutual consent in writing of Seller and Purchaser;

(c)                                  by Purchaser, as a result of any breach of any representation, warranty or covenant of Seller contained herein, which breach would cause any condition set forth in Sections 9.1 or 9.2 to not be satisfied, if Purchaser has given notice of such breach and such breach is not, or is not capable of being, cured within thirty (30) days after such notice;

(d)                                 by Seller, as a result of any breach of any representation, warranty or covenant of Purchaser contained herein, which breach would cause any condition set forth in Sections 10.1 or 10.2 to not be satisfied, if Seller has given notice of such breach and such breach is not, or is not capable of being, cured within thirty (30) days after such notice;

(e)                                  by either Purchaser or Seller, if (i) any Regulatory Approval shall have been denied by final, nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested permanent withdrawal of any application therefor or (ii) any injunction, decree or other order issued by any Governmental Authority or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby shall have been entered by any Governmental Authority of competent jurisdiction or any applicable law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby and such injunction, decree or other order shall be final and nonappealable.

Section 11.2                             Procedure Upon Termination.

(a)                                 In the event of termination pursuant to Section 11.1, and except as otherwise stated therein, written notice thereof shall be given to the other party, and, except as set forth in Section 11.2(b), this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.  If this Agreement is terminated as provided herein:

(1)                                 each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

(2)                                 all information received by either party hereto with respect to the business of the other party (other than information that is a matter of public knowledge or that has heretofore been published in any publication for public distribution or filed as public information with any Governmental Authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third Persons; and

(3)                                 each party will pay its own expenses, except as otherwise specifically provided in this Agreement.

(b)                                 In the event of termination of this Agreement pursuant to this Article XI, this Agreement (other than as set forth in Sections 8.1(c), 11.3 and 12.4) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, no such termination shall absolve the breaching party from any liability to the other party arising out of its knowing or willful breach of this Agreement.

Section 11.3                             Certain Obligations upon Termination.  Notwithstanding Section 8.7, should the transactions contemplated hereby not be consummated because of a party’s breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, its reasonable outside legal, accounting, consulting, and other out-of-pocket expenses incurred in connection herewith.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

Section 12.1                             Amendment and Modification; Waiver.

(a)                                 This Agreement may not be amended or modified in any manner except by mutual agreement of the parties and as set forth in a writing signed by each of the parties hereto or their respective successors in interest.

(b)                                 Subject to applicable law, each party, by written instrument signed by a duly authorized officer thereof, may extend the time for the performance of any of the obligations or other acts of any of the other parties and may waive (i) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (ii) compliance with any of the undertakings, obligations, covenants or other acts contained herein.  The waiver of any breach of or compliance with any provision hereof by a party shall not be deemed to be a waiver of any preceding or subsequent breach or a failure to comply with this Agreement.

Section 12.2                             Survival.  Except as otherwise provided herein, the parties’ respective representations and warranties contained herein shall survive in all cases until eighteen (18) months after the Effective Time; provided that any representation or warranty shall be deemed to survive the expiration of the Claim Limitation Period solely for the purpose of resolving any claim with respect thereto submitted by an indemnified party in accordance with Article V prior to the end of the Claim Limitation Period with respect to Losses incurred by the applicable indemnified party prior to the end of the Claim Limitation Period and asserted under such claim and relating to the relevant surviving representations and warranties.  The covenants and agreements contained herein that by their terms contemplate performance after the Effective Time shall survive the Effective Time in accordance with such terms.

Section 12.3                             Assignment.  This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

Section 12.4                             Confidentiality.  Purchaser and Seller agree that any provisions of this Agreement containing agreements or covenants with respect to Confidential Information shall survive the execution hereof, any termination hereof or (except in the case of Purchaser) any consummation of the transactions contemplated herein.

Section 12.5                             Addresses for Notices, Etc.  All notices, consents, waivers, and other communications hereunder must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) deposited in the United States Mail by registered or certified mail, return receipt requested, (c) sent by email (with electronic confirmation of receipt), or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate mailing addresses or email addresses set forth below (or to such other mailing addresses and email addresses as a party may designate by notice to the other parties):

If to Seller, to:                                                                   Rockford Bank and Trust Company
c/o QCR Holdings, Inc.
3551 Seventh Street
Moline, Illinois 61265
Attention:  Todd A. Gipple
Telephone Number: (309) 743-7745
Email Address:  tgipple@qcrh.com

with copies to:                                                                  Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Attention:  Abdul R. Mitha
Telephone Number: (312) 629-5171
Email Address:  abdul.mitha@bfkn.com

If to Parent, to:                                                             QCR Holdings, Inc.
3551 Seventh Street
Moline, Illinois 61265
Attention:  Todd A. Gipple
Telephone Number: (309) 743-7745
Email Address:  tgipple@qcrh.com

with copies to:                                                                  Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Attention:  Abdul R. Mitha
Telephone Number: (312) 629-5171
Email Address:  abdul.mitha@bfkn.com

If to Purchaser, to:                                           Illinois Bank & Trust
6855 East Riverside Boulevard
Rockford, Illinois 61114
Attention:  Jeffrey S. Hultman
Telephone Number: (815) 637-7000
Email Address:  jhultman@illinoisbank.com

with copies to:                                                                  Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
Attention:  Michael J. Coyle
Telephone Number:  (563) 587-4096
Email Address:  mcoyle@htlf.com

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention:  Jay L. Kim
Telephone Number:  (612) 492-6144
Email Address:  kim.jay@dorsey.com

Section 12.6                             Counterparts.  This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 12.7                             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state.

Section 12.8                             Entire Agreement.  This Agreement and the schedules, exhibits and attachments hereto, the Transition and Services Agreement, the Guarantee and any employment agreements entered into with Branch Employees as of the date hereof (the “Branch Employee Employment Agreements”) represent the entire agreement between the parties hereto respecting the transactions contemplated hereby.  All prior written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby, and the Transition and Services Agreement, the Guarantee and the Branch Employee Employment Agreements are merged herein and therein.

Section 12.9                             No Third Party Beneficiaries.  Nothing herein is intended to or shall confer upon or give to any Person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein, other than the beneficiaries of the provisions of Article V as set forth therein.

Section 12.10                      Calculation of Dates and Deadlines.  Unless otherwise specified, any period of time to be determined hereunder shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence.  Any deadline, due date, expiration date, or period-end to be calculated hereunder shall be deemed to end at 5:00 p.m. on the last day of the specified period.  The time of day shall be determined with reference to the then current local time in the State of Illinois.

Section 12.11                      Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                 Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any court in the State of Illinois and any federal court sitting in the State of Illinois, and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or in aid or arbitration or for enforcement of an arbitral award shall be litigated exclusively in such courts.  Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts.  Each of the parties hereto irrevocably waives any objection that he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

Section 12.12                      Severability.  Any term or provision of this Agreement that is invalid or Unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 12.13                      Specific Performance.  Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 12.14                      Disclosure Schedules.

(a)                                 The Sections of the Disclosure Schedules correspond to the section numbers in this Agreement.  The inclusion of any information in any one Section of the Disclosure Schedules shall not be deemed to be an admission of any liability or obligation of Seller to any third person, or an admission against the interest of Seller to any third person.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any contract, laws or orders shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(b)                                 A Section of the Disclosure Schedules relating to a certain section of this Agreement may incorporate by reference disclosures made in other Sections of the Disclosure Schedules; provided, however, that any disclosure provided on a particular Section of the Disclosure Schedules will be deemed adequately disclosed in other Sections of the Disclosure Schedules to the extent it is readily apparent from the nature of the disclosure that such disclosure also applies to such other Section of the Disclosure Schedule.  Nothing in a Section of the Disclosure Schedules will be deemed adequate to disclose an exception to a representation, warranty, covenant or agreement made by Seller herein, unless the Section of the Disclosure Schedule identifies the exception with reasonable particularity.

(c)                                  From and after the date hereof to the Effective Time, Seller shall supplement or amend the Disclosure Schedules with respect to any matter hereafter arising and not disclosed herein or in the Disclosure Schedules that would render any representation or warranty of Seller contained herein materially inaccurate or incomplete as a result of such matter arising.  Notwithstanding the foregoing, any supplemented or amended disclosure in the Disclosure Schedules shall not have the effect of making any representation or warranty contained in this Agreement true and correct for purposes of Section 9.1.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

ILLINOIS BANK & TRUST

By:	/s/ Jeffrey S. Hultman
Name:	Jeffrey S. Hultman
Title:	President and Chief Executive Officer

ROCKFORD BANK AND TRUST COMPANY

By:	/s/ Thomas D. Budd
Name:	Thomas D. Budd
Title:	President and Chief Executive Officer

Solely with respect to the covenants and agreements of Parent set forth in Section 5.5, Section 5.6, Section 8.13(e) and Section 8.18 of this Agreement:

QCR HOLDINGS, INC.

By:	/s/ Larry J. Helling
Name:	Larry J. Helling
Title:	Chief Executive Officer

[Signature Page to Purchase and Assumption Agreement]